UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

R.G. Barry Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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R.G. BARRY CORPORATION

13405 Yarmouth Road N.W.

Pickerington, Ohio 43147

September 22, 2011

To Our Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of R.G. Barry Corporation (the “Annual Meeting”), which will be held at 11:00 a.m., Eastern Daylight Saving Time, on Thursday, November 3, 2011 at our executive offices located at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147.

The formal Notice of Annual Meeting of Shareholders and Proxy Statement are enclosed, and the matters to be acted upon by our shareholders are described in them. Our Annual Report 2011, which includes our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended July 2, 2011, is also being delivered to you and provides additional information regarding the financial results of our Company for the fiscal year ended July 2, 2011. If you were a shareholder of record at the close of business on September 7, 2011, you are entitled to vote in person or by proxy at the Annual Meeting.

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting and regardless of the number of common shares you own, it is important that your common shares be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Proxy Statement, you can ensure that your common shares are represented at the Annual Meeting by promptly completing, signing, dating and returning your proxy card in the enclosed envelope provided for your convenience. Alternatively, if you are a registered shareholder, you may transmit voting instructions for your common shares electronically through the Internet or by telephone by following the instructions on the proxy card.

Thank you for your continued support.

Very truly yours,

Greg Tunney

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

R.G. BARRY CORPORATION

13405 Yarmouth Road N.W.

Pickerington, Ohio 43147

(614) 864-6400

Pickerington, Ohio

September 22, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of R.G. Barry Corporation (the “Company”) will be held at the executive offices of the Company at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147, on November 3, 2011, at 11:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect four directors, each to serve for a two-year term expiring at the 2013 Annual Meeting of Shareholders. (Proposal 1)

2.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation. (Proposal 2)

3.	To approve the advisory resolution on executive compensation. (Proposal 3)

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012. (Proposal 4)

We are asking our shareholders to support our recommendation of annual “Say on Pay” votes, as set forth in Proposal 2. We believe that an advisory vote every year will allow shareholders the opportunity to provide the Company with more direct and immediate feedback on our compensation disclosures.

We are also asking our shareholders to cast a non-binding, advisory vote in favor of our executive compensation programs, as set forth in Proposal 3. We believe that our executive compensation programs are effective in achieving our goal of providing compensation that is aligned with Company performance (both short-term and long-term) and the long-term creation of sustained shareholder value. In evaluating the “Say on Pay” proposal, we recommend that you carefully review our “COMPENSATION DISCUSSION AND ANALYSIS” section that begins on page 21 of our Proxy Statement, which explains how and why the Compensation Committee of our Board of Directors arrived at its executive compensation actions and decisions for fiscal 2011.

Your Board of Directors recommends that you vote: (i) “FOR” the election of the director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the section captioned “PROPOSAL 1 — ELECTION OF DIRECTORS”; (ii) to conduct future advisory votes on executive compensation “EVERY 1 YEAR”; (iii) “FOR” the approval of the advisory resolution on executive compensation; and (iv) “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

Only our shareholders of record at the close of business on September 7, 2011 are entitled to receive notice of, and vote at, the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Your vote is important, regardless of the number of common shares you own. Whether or not you plan to attend the Annual Meeting, please promptly vote and submit your proxy by completing, signing, dating and returning your proxy card in the enclosed envelope. Alternatively, refer to the instructions on the proxy card for details about transmitting your voting instructions electronically via the Internet or by telephone.

If you later decide to revoke your proxy for any reason, you may do so in the manner described in the accompanying Proxy Statement. Attending the Annual Meeting will not, by itself, revoke a previously-appointed proxy.

By Order of the Board of Directors,

Greg Tunney

President and Chief Executive Officer

R.G. BARRY CORPORATION

13405 Yarmouth Road N.W.

Pickerington, Ohio 43147

(614) 864-6400

PROXY STATEMENT

Dated: September 22, 2011

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held On November 3, 2011

GENERAL INFORMATION ABOUT VOTING

This Proxy Statement, along with the accompanying proxy card, is being furnished to shareholders in connection with the solicitation of proxies, on behalf of the Board of Directors (the “Board”) of R.G. Barry Corporation (the “Company”), for use at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on November 3, 2011. The Annual Meeting will be held at 11:00 a.m., Eastern Daylight Saving Time, at our executive offices located at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147. The facility is located east of Columbus, Ohio, immediately south of the intersection of Interstate 70 and State Route 256. This Proxy Statement summarizes information you will need in order to vote.

As used in this Proxy Statement, the terms “Company”, “R.G. Barry”, “we”, “us” and “our” mean R.G. Barry Corporation or, where appropriate, R.G. Barry Corporation and its subsidiaries. The term “common shares” means the Company’s common shares, $1.00 par value per share. Other than common shares, there are no voting securities of the Company outstanding.

VOTING AT THE ANNUAL MEETING

Only shareholders of record at the close of business on September 7, 2011 are entitled to receive notice of, and to vote at, the Annual Meeting. The Company is first sending or giving this Proxy Statement and the accompanying proxy card to those shareholders on or about September 22, 2011. At the close of business on September 7, 2011, 11,052,515 common shares were outstanding and entitled to vote at the Annual Meeting. Each common share entitles the holder thereof to one vote on each matter to be submitted to shareholders at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of directors.

To ensure that your common shares will be voted at the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card. A return envelope, which requires no postage, if mailed in the United States, has been provided for your use. Alternatively, you may transmit voting instructions electronically via the Internet or by using the toll-free telephone number stated on the proxy card. The deadline for transmitting voting instructions electronically via the Internet or by telephone is 11:59 p.m., Eastern Daylight Saving Time, on November 2, 2011. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ voting instructions have been properly recorded. If you vote electronically through the Internet or by telephone, you should understand that there may be costs associated with electronic access, such as usage charges from Internet service providers and/or telephone companies, which will be borne by you.

If you are a shareholder of record and attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

Those common shares represented by properly executed proxy cards, which are received prior to the Annual Meeting and not revoked, or by properly authenticated voting instructions transmitted electronically via the

Internet or by telephone prior to the deadline for transmitting those instructions and not revoked, will be voted as directed by the shareholders. The common shares represented by all valid forms of proxy received prior to the Annual Meeting that do not specify how the common shares should be voted will be voted as recommended by the Board, as follows: “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012; and, except in the case of broker non-votes: (i) “FOR” the election of each of the director nominees identified below under the caption “PROPOSAL 1 — ELECTION OF DIRECTORS” (Item 1 on the Proxy); (ii) to conduct future advisory votes on executive compensation “EVERY 1 YEAR” as described in “PROPOSAL 2 — ADVISORY VOTE ON FREQUENCY OF THE FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION” (Item 2 on the Proxy); and (iii) “FOR” the approval of the advisory resolution on executive compensation as described under “PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION” (Item 3 on the Proxy). No appraisal rights exist for any action proposed by the Company to be taken at the Annual Meeting.

Voting of Common Shares Held in “Street Name”

If you hold your common shares in “street name” with a nominee, such as a broker, financial institution or other record holder, you may be eligible to provide voting instructions to the holder of record electronically via the Internet or by telephone and you may incur costs associated with electronic or telephonic access, such as usage charges from Internet service providers and/or telephone companies. If you hold your common shares in “street name,” you should carefully review the information provided to you by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote your “street name” common shares, including the deadline for submitting your voting instructions, and how to revoke your previously-given instructions.

If you hold your common shares in “street name”, then your nominee is considered the shareholder of record for voting purposes and should give you instructions for voting your common shares. As a beneficial owner, you have the right to direct that nominee how to vote the common shares held in your account.

“Broker non-votes” are common shares held of record by brokers or other nominees which are represented in person or by proxy at the Annual Meeting, but which are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary voting authority. The ratification of the appointment of the Company’s independent registered public accounting firm is considered a “routine” item upon which brokers or other nominees, who hold their clients’ common shares in “street name”, may vote the common shares in their discretion on behalf of their clients if those clients have not furnished voting instructions within the required time frame before the Annual Meeting. The uncontested election of directors, the vote on the frequency of future advisory votes on executive compensation and the proposal to approve the advisory resolution on executive compensation are not considered “routine” items and brokers or other nominees may not vote on these matters without voting instructions from their clients. Accordingly, if your common shares are held in “street name” and you do not provide voting instructions to your broker or other nominee as to how to vote on the frequency of future advisory votes on executive compensation, on the proposal to approve the advisory resolution on executive compensation or on the election of directors, your common shares will not be voted. Broker non-votes are counted toward the establishment of a quorum.

If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other nominee authorizing you to vote on behalf of such nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares on September 7, 2011, the record date for voting at the Annual Meeting.

Solicitation of Proxies

We will bear the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access fees and telephone service fees described above. The Company has engaged Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation of proxies from shareholders at a fee of not more than $6,000, plus reimbursement of reasonable out-of-pocket expenses. Although the Company is soliciting proxies by mailing the proxy materials to shareholders, proxies may be further solicited by additional mailings, personal contact, telephone, e-mail or facsimile by directors, officers and employees of the Company, none of whom will receive additional compensation for these solicitation activities. We will also pay the standard charges and expenses of brokers, voting trustees, financial institutions and other custodians, nominees and fiduciaries who are record holders of common shares not beneficially owned by them, for forwarding our proxy materials to the beneficial owners of common shares entitled to vote at the Annual Meeting.

Our Annual Report 2011, which includes our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended July 2, 2011 (“fiscal 2011”), is being furnished with this Proxy Statement.

Right to Revoke Proxy

If you are a registered shareholder, you may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company at the address shown on the cover page of this Proxy Statement, by accessing the Internet site or using the toll-free number stated on the proxy card prior to the deadline for transmitting voting instructions electronically and electing revocation as instructed or by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by choosing one of the following options: executing and returning to the Company a later-dated proxy card prior to or at the Annual Meeting; voting in person at the Annual Meeting; submitting a later-dated electronic vote through the designated Internet site prior to the deadline for transmitting voting instructions electronically; or voting by telephone at a later date using the toll-free telephone number stated on the proxy card prior to the deadline for transmitting voting instructions by telephone. Attending the Annual Meeting will not, by itself, revoke your previously-appointed proxy. The last dated proxy you submit (by any means) will supersede any previously-submitted proxy.

If you hold your common shares in “street name” and instructed your broker, financial institution or other nominee to vote your common shares and you would like to revoke or change your vote, then you must follow the instructions provided by your nominee.

Quorum and Tabulation of Voting Results

The results of shareholder voting will be tabulated by the inspector(s) of election appointed by the Board for the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding common shares entitled to vote at the Annual Meeting. Common shares represented by properly executed proxy cards returned to the Company prior to the Annual Meeting or represented by properly authenticated electronic votes recorded through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of R.G. Barry Corporation to be held on November 3, 2011:

Applicable rules of the United States Securities and Exchange Commission (the “SEC”) require the Company to post its proxy materials on the Internet and permit the Company to provide only a Notice of Internet Availability of Proxy Materials to shareholders. For this Annual Meeting, we have chosen to follow the SEC’s “full set” delivery option. Therefore, although we are posting a full set of our proxy materials (this Proxy Statement, the Notice of Annual Meeting of Shareholders and our Annual Report 2011 to be furnished to shareholders) online, we are also mailing a full set of our proxy materials to our shareholders. Even if you previously consented to receiving your proxy materials electronically, you will receive a copy of our proxy materials for the Annual Meeting by mail. We believe that mailing a full set of proxy materials will help ensure that a majority of our outstanding common shares is present in person or represented by proxy at our Annual Meeting. We also hope to help maximize shareholder participation. However, we will continue to evaluate the option of providing only a Notice of Internet Availability of Proxy Materials to some or all of our shareholders in the future.

This Proxy Statement, the Notice of Annual Meeting of Shareholders and the Company’s Annual Report 2011 to be furnished to shareholders are available at www.proxyvote.com.

To obtain directions to our executive offices in order to attend the Annual Meeting and vote in person, please call (614) 729-7275 and ask for Mr. Roy Youst.

SHARE OWNERSHIP

The following table furnishes information regarding each person known to the Company to beneficially own more than 5% of our outstanding common shares as of September 7, 2011 (unless otherwise indicated):

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Sole Voting Power		Shared Voting Power		Sole Dispositive Power		Shared Dispositive Power		Total		Percent of Class(1)
Steven C. Leonard	209,789	(2)	—		209,789	(2)	1,094,929	(2)	1,304,718	(2)	11.8%
P.O. Box 710 Rancho Santa Fe, CA 92067

Royce & Associates, LLC	1,132,839	(3)	—		1,132,839	(3)	—		1,132,839	(3)	10.2%
745 Fifth Avenue New York, NY 10151

Nicusa Capital Partners, L.P.	649,870	(4)	—		649,870	(4)	—		649,870	(4)	5.9%
17 State Street, Suite 1650 New York, NY 10004

Mill Road Capital, L.P.	637,782	(5)	—	(5)	637,782	(5)	—	(5)	637,782	(5)	5.8%
Thomas E. Lynch Scott P. Scharfman Mill Road Capital GP LLC
382 Greenwich Avenue Suite One Greenwich, CT 06830

(1)	The “Percent of Class” is based on 11,052,515 common shares outstanding on September 7, 2011.

(2)

Based on information contained in an Amendment No. 6 to Schedule 13G filed with the SEC on January 28, 2009. With respect to the 1,304,718 common shares reported to be beneficially owned at December 31, 2008, Mr. Leonard reported sole voting power and sole dispositive power as to 209,789 common shares and shared dispositive power as to 1,094,929 common shares. No amendment to Schedule 13G has been filed with the SEC on behalf of Mr. Leonard with respect to the Company’s common shares since January 28, 2009.

(3)

Based on information contained in a Schedule 13G filed with the SEC on January 6, 2011. With respect to the 1,132,839 common shares reported to be beneficially owned at December 31, 2010, Royce & Associates LLC, a registered investment adviser, reported sole voting power and sole dispositive power as to all of the 1,132,839 common shares. The interest of one account, Royce Total Return Fund, a registered investment company managed by Royce & Associates, LLC, was reported to amount to 1,048,496 common shares (9.5 % of the outstanding common shares at September 7, 2011).

(4)

Based on information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on March 4, 2008. With respect to the 649,870 common shares reported to be beneficially owned at February 15, 2008, Nicusa Capital Partners, L.P. (“Nicusa Capital”) and Nicusa Investment Advisors, LLC, which serves as investment advisor to Nicusa Capital, reported sole voting power and sole dispositive power as to all 649,870 common shares. No amendment to Schedule 13G has been filed with the SEC on behalf of Nicusa Capital or Nicusa Investment Advisors, LLC with respect to the Company’s common shares since March 4, 2008.

(5)

Based on information contained in a Schedule 13G filed by Thomas E. Lynch, Scott P. Scharfman, Mill Road Capital GP LLC and Mill Road Capital, L.P. with the SEC on February 18, 2011. Messrs. Lynch and Scharfman, Charles M.B. Goldman and Justin C. Jacobs were reported to be the management committee directors of Mill Road Capital GP LLC (the “GP”). The GP was reported to be the sole general partner of Mill Road Capital, L.P. (the “Fund”). The Fund was reported to directly hold, and thus have sole voting and dispositive power over, 637,782 common shares, as of February 17, 2011. The GP, as the sole general partner of the Fund, was also reported to have sole voting and dispositive power over these 637,782 common shares, and each of Messrs. Lynch and Scharfman was reported to have the shared authority to vote and dispose of these 637,782 common shares on behalf of the Fund.

The following table furnishes information regarding the beneficial ownership of common shares of the Company, as of September 7, 2011, for: (a) each of the Company’s current directors; (b) each of the nominees for election as a director of the Company; (c) each of the individuals named in the “Fiscal 2011 Summary Compensation Table” on page 35; and (d) all current executive officers and directors of the Company as a group. The address of each of the current executive officers and directors of the Company is c/o R.G. Barry Corporation, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Common Shares Presently Held		Common Shares Acquirable Upon Exercise of Options Currently Vested and Upon Exercise of Options or Vesting of RSUs Which Become Vested by November 6, 2011	Total		Percent of Class(2)
Nicolas DiPaolo	43,642	(3)	—	43,642	(3)	(4)
David Lauer	47,403	(5)	6,250	53,653	(5)	(4)
David Nichols	68,603	(5)	—	68,603	(5)	(4)
Janice Page	47,653	(5)	—	47,653	(5)	(4)
Thomas Von Lehman	344,724	(6)	—	344,724	(6)	3.1%
Harvey Weinberg	42,430	(5)	—	42,430	(5)	(4)
Gordon Zacks	368,757	(7)	—	368,757	(7)	3.3%
Greg Tunney	42,529	(8)	94,288	136,817	(8)	1.2%
Jose Ibarra	20,897		10,000	30,897		(4)
Glenn Evans	36,957		—	36,957		(4)
Lee Smith	10,545		—	10,545		(4)
Gregory Ackard	2,789		—	2,789		(4)
Yvonne Kalucis	4,810		—	4,810		(4)
All other current executive officers of the Company (numbering 3)	8,650		—	8,650		(4)
All current directors and executive officers of the Company as a group (numbering 15)	1,087,600		110,538	1,198,138		10.7%

(1)	Unless otherwise indicated, the beneficial owner has sole voting and sole dispositive power as to all of the common shares reflected in the table.

(2)

The “Percent of Class” is based upon the sum of: (a) 11,052,515 common shares outstanding on September 7, 2011; (b) the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or which will first become exercisable by November 6, 2011; (c) the number of common shares, if any, underlying restricted stock units (“RSUs”) which will vest by November 6, 2011; (d) the number of common shares, if any, underlying RSUs which are vested as of September 7, 2011 but as to which the individual or group holding the RSUs has elected to defer receipt of the underlying common shares to a future date under the Company’s Amended and Restated Deferral Plan (the “Deferral Plan”); and (e) the number of common shares if any, underlying common stock units (“CSUs”).

(3)	Excludes 3,000 common shares held of record and beneficially by Mr. DiPaolo’s spouse as to which Mr. DiPaolo has no voting or dispositive power and disclaims beneficial ownership.

(4)	Represents ownership of less than 1% of the outstanding common shares of the Company.

(5)	The common shares shown for Mr. Lauer include an aggregate of 29,403 common shares underlying 25,053 RSUs and 4,350 CSUs. All of the RSUs and CSUs were 100% vested at September 7, 2011, but Mr. Lauer has elected to defer receipt of the underlying common shares until a future date. The common shares shown for Mr. Nichols include 19,390 common shares underlying an equal number of RSUs, which were 100% vested at September 7, 2011, but as to which Mr. Nichols elected to defer receipt of the underlying common shares until a future date. The common shares shown for Ms. Page include 25,053 common shares underlying an equal number of RSUs, which were 100% vested at September 7, 2011, but as to which Ms. Page elected to defer receipt of the underlying common shares until a future date. The common shares shown for Mr. Weinberg include 8,996 common shares underlying an equal number of RSUs, which were 100% vested at September 7, 2011, but as to which Mr. Weinberg elected to defer receipt of the underlying common shares until a future date.

(6)	Includes 176,917 common shares held jointly by Mr. Von Lehman and his spouse.

(7)	Excludes 14,905 common shares held of record and owned beneficially by Mr. Zacks’ spouse as to which Mr. Zacks has no voting or dispositive power and disclaims beneficial ownership.

(8)	Includes 4,000 common shares held by the Tunney Family Trust, of which Mr. Tunney and his spouse are trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Company’s directors and executive officers and greater-than-10% beneficial owners of the Company’s common shares file reports with the SEC reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Specific due dates for such reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any late report or known failure to file a required report. To the Company’s knowledge, based solely upon a review of the reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2011, all Section 16(a) filing requirements applicable to officers, directors and greater-than-10% beneficial owners of the Company’s outstanding common shares were complied with except each of Jose Ibarra, Glenn Evans and Lee Smith reported late, in his Form 4 filed on August 18, 2011, two transactions related to the settlement of RSUs on May 17, 2011 and the withholding of common shares to satisfy the applicable withholding taxes.

PROPOSAL 1 — ELECTION OF DIRECTORS

(Item 1 on the Proxy)

At the 2010 Annual Meeting of Shareholders, the Company’s shareholders adopted an amendment to Article Six of the Articles of Incorporation of the Company to reduce the number of Board classes from three to two. Edward Stan decided not to stand for re-election at the 2010 Annual Meeting of Shareholders. As a result, since the 2010 Annual Meeting of Shareholders, the Board has consisted of eight members, divided into two classes — four in the class whose terms expire at the Annual Meeting of Shareholders in 2011 and four in the class whose terms expire at the Annual Meeting of Shareholders in 2012. One class of directors is elected each year to hold office for a two-year term.

Directors in the class standing for election at the Annual Meeting are elected by a plurality of the votes cast at the Annual Meeting. Except in the case of broker non-votes, common shares represented by properly executed and returned proxy cards or properly authenticated electronic voting instructions recorded through the Internet or by telephone will be voted “FOR” the election of the Board’s nominees, unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy.

Qualifications and Independence of Board Members and Nominees

The Company’s common shares are listed on The NASDAQ Stock Market (“NASDAQ”), and the Company is subject to the corporate governance requirements in the NASDAQ Listing Rules — Rule 5600 series (the “NASDAQ Rules”). The Board has reviewed, considered and discussed each director’s and each director nominee’s relationships, either direct or indirect, with the Company and the compensation and other payments each director or director nominee receives, directly or indirectly, from the Company in order to determine whether such director or director nominee meets the independence requirements of the NASDAQ Rules and the applicable rules and regulations of the SEC (the “SEC Rules”). The Board has determined that each of Nicholas DiPaolo, David Lauer, David Nichols, Janice Page, Thomas Von Lehman, Harvey Weinberg and Gordon Zacks, who comprise a majority of the Board, qualifies as independent and has no relationships with the Company, either directly or indirectly, including any commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationship, that would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director. When assessing Mr. DiPaolo’s independence, the Board took into account his service as a non-employee director of Foot Locker, Inc. a retailer of athletic footwear and apparel, with which the Company has done nominal business. When assessing Mr. Lauer’s independence, the Board took into account his service as a non-employee director of Huntington Bancshares Incorporated, the holding company of The Huntington National Bank, which is a lender under the Company’s credit facility. When assessing Mr. Weinberg’s independence, the Board took into account his service as a member of an advisory board of Griffin Strategic Advisors LLC, an advisory firm specializing in helping organizations improve profitability and accelerate growth, which provided nominal consulting services to the Company during fiscal 2009, fiscal 2010 and fiscal 2011. In addition, the Board took into account Mr. Weinberg’s service as executive Chairman of the Board of the parent company of Optimer, Inc. and Optimer Performance Fibers, Inc., textile technology companies which did nominal business with the Company during fiscal 2011 and no business with the Company during fiscal 2009 and fiscal 2010. Mr. Von Lehman was determined to qualify as independent because he has not served as an executive officer of the Company since September 30, 2006. Mr. Zacks was determined to qualify as independent because he has not served as an executive officer of the Company since 2004 and has not received payments from the Company during the past three years in an amount or of a type which would disqualify him from being independent under the NASDAQ Rules. Edward Stan qualified as independent during his period of service in fiscal 2011 (from July 4, 2010 to November 4, 2010).

The Board has determined that Greg Tunney does not qualify as independent because he is an executive officer of the Company.

Each nominee has furnished the following information, as of September 7, 2011, concerning the age, principal occupation, other affiliations and business experience of the nominee, to the Company:

Nominee	Age	Position(s) Held with the Company and Principal Occupation(s)	Director of the Company Continuously Since	Nominee for Term Expiring In
David Lauer	69

Director of the Company. David Lauer served as Acting Chief Financial Officer of The Ohio State University’s Medical Center (2002-2005). He was President and Chief Operating Officer of Bank One, Columbus, NA (1997-2001); and was Office Managing Partner of the Columbus office of Deloitte & Touche LLP (1989-1997). He also served as a member of the board of directors of Deloitte & Touche LLP (1988-1995). Mr. Lauer is also a director of Huntington Bancshares Incorporated, and Diamond Hill Investment Group, Inc. Mr. Lauer previously served as a director of Wendy’s International, Inc., Tim Hortons Inc. and AirNetSystems, Inc. He has been a Certified Public Accountant since 1968.

We believe Mr. Lauer offers the keen financial insight of an experienced CPA whose skills have been honed during careers at the highest executive levels in banking and public accounting and, most recently through his service as Acting Chief Financial Officer for one of the nation’s top medical centers, as well as his experience as a director of other public companies.

			2003	2013

David Nichols	70

Director of the Company. David Nichols served as President and Chief Operating Officer of Macy’s South, a division of Federated Department Stores, Inc., now known as Macy’s Inc., from 2000 to 2005. During a distinguished 42-year career in retailing, he also held a number of additional key executive positions, including service from 1992 to 1998 as Chairman and Chief Executive Officer of Mercantile Stores Company, Inc. He has served as a director of The Andersons, Inc., an Ohio-based customer-focused company with diversified interests in the agriculture and transportation markets, since 1995; and previously served as a director of the Federal Reserve Bank in Cleveland from 1994 to 2000.

We believe Mr. Nichols brings the perspective of an experienced senior executive officer of large public retailers developed during a career principally within the traditional department store arena. His retail perspective is further enhanced by his service as a director of The Andersons, Inc. since 1995. The experience Mr. Nichols gained during his tenure as a director of the Federal Reserve Bank in Cleveland, Ohio offers our Board access to a macroeconomic perspective not available to many other corporate boards of similarly-sized companies.

			2005	2013

Nominee	Age	Position(s) Held with the Company and Principal Occupation(s)	Director of the Company Continuously Since	Nominee for Term Expiring In
Thomas Von Lehman	61

Director of the Company. Thomas Von Lehman has served as the Managing Director of The Meridian Group, an investment banking and corporate renewal consulting firm based in Pittsburgh, PA, since June 2006. For approximately two years beginning in March 2004, he took a leave from The Meridian Group and served as interim President and Chief Executive Officer of R.G. Barry Corporation. During that time, he led the implementation of the business and financial model upon which the Company’s current operations are based. Mr. Von Lehman, who holds a doctorate in chemistry from the University of Cincinnati, retired in 2001 as Vice President, Specialty Chemicals following a 21-year career with PPG Industries Inc.

We believe Mr. Von Lehman’s corporate and financial expertise, his skills as a “corporate renewal specialist” and his two years of experience as the Company’s President and Chief Executive Officer give him unique insights into our business.

			2005	2013

Gordon Zacks	78

Director of the Company. Gordon Zacks has served as non-executive Chairman of the Board of the Company since May 2004. Prior thereto, he served as Senior Chairman of the Board from March 2004 to May 2004, Chairman of the Board and Chief Executive Officer from 1979 to March 2004; and President from 1992 to 1999 and from 2002 to 2004, of the Company.

Mr. Zacks has been active in numerous local, state and national charitable, political and religious endeavors throughout his career. He served on the Advisory Committee for Trade Negotiations under Presidents Reagan and G.H.W. Bush, the Advisory Committee for North American Free Trade Agreement and as Chairman of the U.S. & Foreign Commercial Service Advisory Committee. He currently serves on the Dean’s Advisory Council of the Fisher College of Business of The Ohio State University. He is author of the book, Defining Moments: Stories of Character, Courage and Leadership, and he is frequently sought after as a speaker on leadership.

In addition to the perspective and experience gained during his long career as the Company’s President and Chief Executive Officer, we believe Mr. Zacks brings to the Board broad experience relating to domestic and international trade and policy issues. In his role as an author and authority on the qualities of leadership, Mr. Zacks lends a unique dimension to the Board.

			1959	2013

THE BOARD RECOMMENDS A VOTE “FOR” THE

RE-ELECTION OF ALL OF THE NOMINEES NAMED ABOVE

While it is contemplated that all nominees will stand for re-election, if one or more nominees at the time of the Annual Meeting should be unable or unwilling to serve, the individuals designated to vote the proxies reserve full discretion to vote the common shares represented by the proxies they hold for the re-election of the remaining nominees and for the election of any substitute nominee designated by the Board, following recommendation by the Nominating and Governance Committee. The Board knows of no reason why any of the individuals identified above as director nominees would be unable or unwilling to serve as a director if re-elected to the Board.

The following information, as of September 7, 2011, concerning the age, principal occupation, other affiliations and business experience of the directors of the Company whose terms extend beyond the Annual Meeting, has been furnished to the Company by each director:

Name	Age	Position(s) Held with the Company and Principal Occupation(s)	Director of the Company Continuously Since	Term Expires In
Nicholas DiPaolo	69

Director of the Company. Nicholas DiPaolo served as Vice Chairman of the Board and Chief Operating Officer of Bernard Chaus Inc., designer and marketer of women’s apparel, from 2001 to 2005. He previously served as Chairman of the Board, President and Chief Executive Officer of Salant Corporation, a $550 million diversified apparel company. He is a director of Foot Locker Inc., an international footwear retailer, and JPS Industries, a manufacturer of specialty extruded and woven materials. He previously served as a director of Bernard Chaus Inc. He has also served as a director of the American Apparel and Manufacturers Association and other industry groups.

Mr. DiPaolo provides valuable guidance based upon his executive experience in the women’s apparel industry, which is closely aligned with a significant portion of our business, and his years of service as a member of the board of directors of a major footwear retailer.

			2005	2012

Janice Page	62

Director of the Company. Janice Page has served as an independent consultant on merchandising, buying, marketing, retail store operations and management since 1997. Prior to that, she served as a Senior Group Vice President from 1992 to 1997 for Sears, Roebuck and Company (now Sears Holding Company). Ms. Page also serves as a director of American Eagle Outfitters, Inc. Ms. Page served as a director of Kellwood Company from 2000 until it was acquired in 2008, as a trustee of the Glimcher Realty Trust from 2001 to 2004 and as a director of Hampshire Group Limited until August 2011.

We believe Ms. Page’s experience overseeing areas for Sears, Roebuck and Company including mens’, womens’ and childrens’ apparel as well as athletic footwear and accessories, her work as an independent retail consultant and her service as a director of specialty retailer American Eagle Outfitters, Inc., give her an insider’s view of national chain stores and independent retailers that is valuable in providing a unique strategic dimension to our business.

			2000	2012

Name	Age	Position(s) Held with the Company and Principal Occupation(s)	Director of the Company Continuously Since	Term Expires In
Harvey Weinberg	73

Director of the Company. Harvey Weinberg has served as the executive Chairman of the Board of the parent company of Optimer, Inc. and Optimer Performance Fibers, Inc., textile technology companies, since April 2010 and he served as the non-executive Chairman of the Board from 2007 to 2009 and as Executive Chairman and Chief Executive Officer from October 2009 to April 2010. Previously, he served as Chairman of the Board from 1990 to 1992 and as Chief Executive Officer from 1987 to 1992 of Hartmarx Corporation, clothiers. Mr. Weinberg served as a director of Kellwood Company from 2004 until it was acquired in 2008. He has also previously served as a director of Syms Corporation; a trustee of the Glimcher Realty Trust; a member of the Dean’s Advisory Board of the J.L. Kellogg Graduate School of Management at Northwestern University; an Academic Director in the Kellogg’s Executive Development Program; a visiting Executive Professor at the University of North Florida School of Business; and a director of the National Retail Federation’s Foundation Board.

We believe Mr. Weinberg’s 35-plus years in the apparel and textile industries and his involvement with management and board educational programs allow him to contribute important insights relating to business trends and corporate governance.

			2001	2012

Greg Tunney	50

Greg Tunney joined R.G. Barry Corporation in February 2006 as its President and Chief Operating Officer; assumed the additional title of Chief Executive Officer in May 2006; and was named to the Company’s Board in August 2006. He formerly was President, Chief Operating Officer and a Director of Phoenix Footwear Group Inc. (1998-2005); Vice President National Sales for Brown Shoe Co.; and a merchandising executive with May Department Store Co. He is a Vice-Chairman of the Board of Directors for the industry trade association, Footwear Distributors and Retailers of America (FDRA); and serves on the Board of Directors of the footwear industry philanthropic organization, Two Ten Foundation.

Mr. Tunney’s employment agreement as Chief Executive Officer of the Company provides for Mr. Tunney to be nominated as a director during the term of his employment. Mr. Tunney has significant experience in the footwear industry, in particular in the areas of sales and merchandising. His service as a Vice-Chairman of the Board of Directors for the industry trade association, Footwear Distributors and Retailers of America, affords him the opportunity to gain valuable insights into the business trends and issues facing the footwear industry. His experience and service with industry groups give him valuable insights into the footwear business from various points of view.

			2006	2012

There are no family relationships among any of the directors, director nominees and executive officers of the Company.

Meetings of and Communications with the Board

The Board held eleven meetings during fiscal 2011. Each director attended 75% or more of the aggregate of (i) the total number of meetings held by the Board and (ii) the total number of meetings held by the Board committees on which he or she served, in each case during the period he or she served as a director.

In accordance with the Company’s Board Charter & Corporate Governance Guidelines and applicable NASDAQ Rules, the independent directors meet, without management or the non-independent director, in executive sessions on a regular basis.

The Board believes it is important for our shareholders to have a process to send communications to the Board and its individual members. Accordingly, shareholders who wish to communicate with the Board, the independent directors, a group of directors or a particular director may do so by sending a letter to such individual or individuals, in care of Roger Lautzenhiser, Secretary, at the Company’s executive offices, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147. The mailing envelope must contain a clear notation indicating that the enclosed correspondence is a “Shareholder — Board Communication,” “Shareholder — Director Communication” or “Shareholder — Independent Director Communication,” or must be otherwise marked appropriately. All such correspondence must identify the author as a shareholder and clearly state the identity of the intended recipient(s). The Company’s Secretary will make copies of all such correspondence and circulate them to the appropriate director or directors. We have no screening process with respect to shareholder communications.

Although the Company does not have a formal policy requiring members of the Board to attend annual meetings of the shareholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of our then eight incumbent directors and director nominees attended the Company’s last annual meeting of shareholders held on November 4, 2010.

Board Leadership Structure

The Company is led by Greg Tunney, who serves as President and Chief Executive Officer and as a director, and Gordon Zacks, who serves as the non-executive Chairman of the Board. The Company’s Board is currently comprised of Mr. Tunney and seven independent directors, including Mr. Zacks.

The Board has three standing committees: Audit, Compensation and Nominating and Governance. Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is chaired by a separate independent director. Detailed information on each Board committee is contained in the immediately following section captioned “Committees of the Board”.

The Company does not have a fixed policy regarding whether the offices of the Chairman of the Board and the Chief Executive Officer should be vested in the same person or two different people. The Board has determined that the most effective leadership structure for the Company at the present time is for a different person to serve as each of the Chief Executive Officer and the Chairman of the Board, coupled with independent chairs for our Audit, Compensation and Nominating and Governance Committees.

The Board believes that there may be advantages to having a non-executive Chairman of the Board for matters such as communications and relations among the Board, the Chief Executive Officer and other senior management; and assisting the Board in reaching consensus on particular strategies and policies. One of Mr. Zacks’ roles as a non-executive Chairman of the Board is to oversee and manage the Board and its functions, including setting meeting agendas and running Board meetings. In this regard, Mr. Zacks and the Board in their advisory and oversight roles are particularly focused on assisting the Chief Executive Officer and senior management in seeking and adopting successful business strategies and risk management policies.

Committees of the Board

The Board has three standing committees — the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee.    The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of five independent directors — Nicholas DiPaolo, David Lauer, David Nichols, Janice Page and Harvey Weinberg. Mr. DiPaolo serves as Chair of the Audit Committee. Each member of the Audit Committee also satisfies the independence requirements of Rule 10A-3 under the Exchange Act.

The Board has determined that each of Nicholas DiPaolo, David Nichols, David Lauer and Harvey Weinberg qualifies as an “audit committee financial expert” under applicable SEC Rules, by virtue of his experience, including that described on pages 11, 9, 9 and 12 of this Proxy Statement for Messrs. DiPaolo, Nichols, Lauer and Weinberg, respectively. The Board believes that all members of the Audit Committee can read and understand the Company’s consolidated financial statements and are highly qualified to discharge their duties on behalf of the Company and our subsidiaries.

Mr. Lauer currently serves on the audit committees of three public companies, including the Company. The Board has determined that such simultaneous service does not impair Mr. Lauer’s ability to effectively serve on the Company’s Audit Committee.

The Audit Committee is organized and conducts its business pursuant to a written charter. A current copy of the Audit Committee’s charter is posted on the “Investor Room — Corporate Governance” page of the Company’s website at www.rgbarry.com.

The Audit Committee’s duties and responsibilities are set forth in its charter. Its primary functions are to assist the Board in its oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent public accounting firm (sometimes also referred to as the Company’s the Company’s “independent auditors”); and (4) the performance of persons responsible for the Company’s internal audit function and independent auditors. The Audit Committee’s specific responsibilities include, among others: (1) appointing the Company’s independent auditors for each fiscal year and recommending that appointment be ratified by the Company’s shareholders as well as determining the terms of engagement, including the proposed fees and terms of service; (2) overseeing and evaluating the work of the independent auditors; (3) reviewing and approving in advance all audit services and all permitted non-audit services; (4) reviewing the independence and objectivity of the independent auditors; (5) determining Company hiring policies for employees or former employees of the independent auditors; (6) reviewing the Company’s accounting policies and practices and financial statement presentations; (7) reviewing and evaluating the activities of the Company’s independent auditors and personnel responsible for the internal audit function; (8) reviewing with management and the independent auditors reports and recommendations relating to the integrity of the Company’s internal accounting procedures and controls; (9) preparing an annual report for inclusion in the Company’s proxy statement; (10) establishing procedures for the receipt, review, retention and treatment of complaints received by the Company concerning accounting, internal controls or auditing matters, as well as the confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters; (11) reviewing all related party transactions that would be required to be disclosed in the Company’s annual proxy statement for potential conflicts of interest situations and approve such transactions, if appropriate; and (12) other matters required by applicable SEC Rules and NASDAQ Rules.

The Audit Committee met four times during fiscal 2011, and its related report is included beginning on page 48 of this Proxy Statement. Pursuant to its charter, the Audit Committee has the authority to retain such accounting, legal and other advisors as it deems appropriate to carry out its functions, including the sole authority to approve the fees and other terms of such advisors’ retention.

Compensation Committee.    The Compensation Committee is currently comprised of five independent directors — Nicholas DiPaolo, David Lauer, David Nichols, Janice Page and Harvey Weinberg. Ms. Page serves as Chair of the Compensation Committee. Each member of the Compensation Committee is a “non-employee director” with the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A current copy of the Compensation Committee’s charter is posted on the “Investor Room — Corporate Governance” page of the Company’s website at www.rgbarry.com.

The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee which include, among others: (1) reviewing, approving and overseeing the process and substance of the Company’s executive compensation policy; (2) evaluating the performance of the Chief Executive Officer and other executive officers of the Company in light of corporate goals and objectives approved by the Compensation Committee; (3) establishing and approving annually the individual elements of total compensation for the Chief Executive Officer and other executive officers of the Company; (4) determining whether the Company should enter into employment agreements, including change in control or severance agreements, with its executive officers; (5) approving the annual base salary, annual incentive awards and long-term incentive awards, including all equity-based awards, and other perquisites and benefits, direct and indirect, of the Chief Executive Officer and other executive officers of the Company; (6) administering the Company’s equity-based plans; (7) reviewing new executive compensation programs and, on a periodic basis, the operation of the Company’s existing executive compensation programs; (8) reviewing and making recommendations to the Board regarding the appropriate fee amounts to be paid to the Company’s non-employee directors; (9) recommending to the Company’s shareholders the frequency with which the Company should submit to the shareholders an advisory vote on the compensation of the Company’s named executive officers; (10) reviewing the results of any shareholder advisory vote on the compensation of the Company’s named executive officers and evaluating the Company’s executive compensation policies and practices in light of each advisory vote; (11) annually reviewing the risks that arise from the Company’s compensation policies and determining whether such risks are likely to have a material adverse effect on the Company; and (12) preparing the annual Compensation Committee Report, as required under applicable SEC Rules, for inclusion in the Company’s proxy statement.

Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants as it deems appropriate to carry out its functions, including the sole authority to approve the fees and other retention terms for any such consultants.

The Compensation Committee met six times during fiscal 2011, and its related report has been included on page 21. The Company’s processes and procedures for considering and determining compensation of our executive officers are discussed below under the caption “COMPENSATION DISCUSSION AND ANALYSIS.”

Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of five of the Company’s independent directors — Nicholas DiPaolo, David Lauer, David Nichols, Janice Page and Harvey Weinberg. Mr. Lauer serves as Chair of the Nominating and Governance Committee. The Nominating and Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A current copy of the Nominating and Governance Committee’s charter is posted on the “Investor Room — Corporate Governance” page of the Company’s website at www.rgbarry.com.

The Nominating and Governance Committee’s primary responsibility is to create and maintain the overall corporate governance principles and policies for the Company. The Nominating and Governance Committee’s specific responsibilities include, among others: (1) recommending to the Board policies to enhance the Board’s effectiveness; (2) developing and periodically reviewing the Company’s corporate governance policies; (3) creating and maintaining a Code of Business Conduct and Ethics for directors, officers and employees; (4) approving service by a director of the Company on the board of directors of another publicly-traded company;

(5) assessing on a regular basis the qualifications needed by the Board in the context of the current status of the Board; (6) conducting evaluations of the directors whose terms of office expire each year; (7) recommending to the Board the slate of nominees to be recommended to the shareholders for election and any directors to be elected by the Board to fill vacancies; (8) recommending the directors to be selected for membership on Board committees, including the chairs of the committees; (9) recommending to the Board annually the individual to be appointed as Chief Executive Officer of the Company for the ensuing year; and (10) periodically initiating and overseeing performance evaluations for the Board as a whole.

The Nominating and Governance Committee met four times during fiscal 2011.

Nominating Procedures

The Nominating and Governance Committee is responsible for overseeing a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board. When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials but does not have specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee recommended nominee and has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. The Nominating and Governance Committee considers those factors it deems appropriate, including maturity in judgment, diversity, experience, skills, accountability and integrity, financial literacy, high performance standards, other board appointments, industry knowledge, networking/contacts and degree of independence from management. Depending on the current perceived needs of the Board, the Nominating and Governance Committee may weigh certain factors more or less heavily than others. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflicts of interest that would interfere with the performance of the duties of a director of the Company.

The Nominating and Governance Committee will consider candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who makes the recommendation. Pursuant to its charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. The Nominating and Governance Committee has never used a consultant or search firm for such purpose and, accordingly, the Company has paid no such fees.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to David Lauer, Chair of the Nominating and Governance Committee, c/o R.G. Barry Corporation, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147. The recommendation should include the candidate’s name, age, business address, residence address and principal occupation or employment as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director if elected and a commitment by the candidate to meet personally with the Nominating and Governance Committee members should accompany any such recommendation. The Nominating and Governance Committee will consider candidate recommendations from shareholders for the 2012 Annual Meeting of Shareholders, which are submitted not later than July 16, 2012. Any shareholder who wishes to formally nominate one or more individuals must follow the procedures described below.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects nominees for election as directors at each annual meeting of shareholders. Shareholders who wish to formally nominate one or more individuals for election as a director at an annual meeting may do so, provided they comply with the nomination procedures set forth in the Company’s Articles of Incorporation and applicable SEC

Rules. Each notice of director nomination must be received by the Company’s Secretary not less than 30 days or more than 60 days prior to any meeting of shareholders called for the election of directors. However, if less than 35 days’ notice of the meeting is given to the shareholders, the shareholder notice must be mailed or delivered to the Company’s Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Each shareholder notice of nomination must contain the following information: (a) the name, age, business and, if known, residence address of the nominee; (b) the principal occupation or employment of the nominee; (c) the number of common shares beneficially owned by the nominee and by the nominating shareholder; and (d) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations under applicable SEC Rules. Each nomination must be accompanied by the written consent of the proposed nominee to serve as a director if elected. The Company’s Secretary must receive notice of nominations for the 2011 Annual Meeting by October 7, 2011.

Compensation Committee Interlocks and Insider Participation

Nicholas DiPaolo, David Lauer, David Nichols, Janice Page and Harvey Weinberg served as members of the Compensation Committee throughout fiscal 2011. During fiscal 2011, each of Edward Stan and Thomas Von Lehman served as a member of the Compensation Committee from July 4, 2010 to November 4, 2010. Except for Mr. Stan, who last served as an executive officer of the Company in 1985 and receives retirement benefits as a former executive officer, and Mr. Von Lehman, who last served as an executive officer of the Company in May 2006 and as an employee of the Company in September 2006, no other individual who served in the Compensation Committee in fiscal 2011 has been an employee or executive officer of the Company. No current member of the Compensation Committee serves or has served at any time as one of our officers or employees or has a direct or indirect material interest in any related person transaction required to be disclosed under Item 404 of SEC Regulation S-K. None of our executive officers has served on the board of directors or compensation committee (or other committee performing equivalent functions) of any other entity that has an executive officer serving as a member of our Board or Compensation Committee.

Board Charter & Corporate Governance Guidelines

The Board has adopted the Board Charter & Corporate Governance Guidelines, which are available on the “Investor Room — Corporate Governance” page of the Company’s website at www.rgbarry.com. The Guidelines, which are applicable to our Board, address issues relating to: (1) Board responsibilities; (2) Board selection and composition, including Board size and classification, independence of the Board, Board membership criteria and selection of new directors; (3) the Chairman of the Board and the Chief Executive Officer; (4) service on multiple boards of directors; (5) Board communications, including disclosure policy and interaction with investors and other third parties; (6) Board compensation; (7) Board meetings, including agenda items, distribution of Board materials, executive sessions of independent directors and number of Board meetings; (8) Board access to independent advisors; (9) stock ownership; (10) succession planning; (11) committee matters, including number, structure and independence of committees, compensation of committee members, selection of committee chairs and assignment and rotation of committee members and chairs; and (12) Director Emeritus designations.

Director Share Ownership Requirement

Within five years after his or her initial appointment or election as a director of the Company, each director who is not an employee/officer of the Company must acquire and continue to hold common shares with a fair market value of at least three times the cash portion of the director’s annual retainer (the “Director Share Ownership Requirement”). Directors who were in office on October 29, 2009 will have five years from such date to meet the Director Share Ownership Requirement. For purposes of the Director Share Ownership requirement, vested CSUs or RSUs held by or for the account of a director will be counted as common shares owned by that director. Directors who are employees of the Company are subject to the share ownership requirements applicable to the officers of the Company, as described under the sub-caption “Share Ownership Guidelines” within the Proxy Statement in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 32. For purposes of the first sentence of this paragraph, the cash portion of a director’s retainer is the maximum amount of the retainer that the director is entitled to receive in cash even though he or she may elect to receive all or some of that amount in the form of fully-paid common shares or CSUs.

Code of Business Conduct & Ethics

The Board has adopted a Code of Business Conduct & Ethics, which is posted on the “Investor Room — Corporate Governance” page of the Company’s website at www.rgbarry.com. This Code, which is applicable to all of our directors, officers and employees, addresses issues relating to: (1) conflicts of interest; (2) corporate opportunities; (3) use of inside information; (4) corporate communications; (5) fair dealing; (6) confidentiality; (7) accounting practices; (8) records retention; (9) compliance with laws, rules and regulations; (10) the duty to report suspected violations and consequences of violations; and (11) other Company policies and procedures.

Board Role in Risk Oversight

Our Board has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown. Some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward.

Management is principally responsible for identifying risks and risk controls related to significant business activities; mapping the risks to Company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide periodic reports on the significant risks that the Company faces and how the Company is seeking to control or mitigate such risks, if and when appropriate. In some cases, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting and reviews related person transactions that would be required to be disclosed in the Company’s annual proxy statement for potential conflicts of interest situations; the Nominating and Board Governance Committee oversees issues related to the Company’s governance structure and corporate governance matters and processes and, together with the Audit Committee, risks arising from related person transactions; and the Compensation Committee oversees risks related to compensation policies and programs, as discussed in greater detail below. Presentations and other information for the Board and Board committees generally identify and discuss relevant risks and risk controls; and the Board members assess and oversee the risks as a part of their review of the related business, financial or other activity of the Company.

Risk Assessment in Compensation Programs.    Consistent with SEC disclosure requirements, management has assessed the Company’s compensation programs and has concluded that the Company’s compensation policies and practices for our associates do not create risks that are reasonably likely to have a material adverse effect on the Company. This assessment was overseen by the Compensation Committee, in consultation with its independent counsel and independent compensation consultant. Further information on the risk assessment undertaken in respect of the Company’s compensation programs is included under the sub-caption “Risk Assessment” beginning on page 26 of this Proxy Statement within the section captioned “COMPENSATION DISCUSSION AND ANALYSIS”.

COMPENSATION OF DIRECTORS

The following table summarizes compensation awarded or paid to, or earned by, each of the individuals who served as a director of the Company during fiscal 2011.

Director Compensation for Fiscal 2011

Name	Fees Earned or Paid(1)(2)(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)		Total ($)
Gordon Zacks	85,501	—	—	—	—	19,547	(7)	105,048
Nicholas DiPaolo	85,501	—	—	—	—	—		85,501
David Lauer	82,167	—	—	—	—	—		82,167
David Nichols	78,250	—	—	—	—	—		78,250
Janice Page	90,501	—	—	—	—	—		90,501
Thomas Von Lehman	76,250	—	—	—	—	—		76,250
Harvey Weinberg	76,250	—	—	—	—	—		76,250
Edward Stan(8)	18,333	—	—	—	—	—		18,333

(1)

Through October 31, 2010, non-employee directors were compensated based upon an annual cash retainer of $45,000 for service as a director and directors serving as the Chairman of the Board or the Chair of the Audit, Compensation or Nominating and Governance Committee received an additional annual cash retainer of $10,000. The respective annual cash retainers were paid on a pro rata basis for the portion of fiscal 2011 through the date of the 2010 Annual Meeting of Shareholders when the compensation program was changed effective at that time. Mr. Nichols served as the Board’s liaison to the Company’s pension committee, and, as such, received $500 in cash for each meeting of that committee he attended

(2)

Effective with the 2010 Annual Meeting of Shareholders (held on November 4, 2010) through the end of fiscal 2011, non-employee directors of the Company were paid an annual retainer based on a value of $73,500 for each twelve-month period following the annual meeting of shareholders. Non-employee directors must elect annually the portion of their annual retainer (100%, 75%, or a minimum requirement of 50%) that is to be paid to them in the form of an equity award (the “Equity Award”) as described below. The balance is paid in cash in quarterly installments.

The Chairman of the Board and the Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee each receive an additional annual cash retainer of $8,876 for their role on those committees. These retainers are paid only in the form of cash and in quarterly installments. Mr. Nichols has continued to serve as the Board’s liaison to the Company’s pension committee, and, as such, received $500 in cash for each meeting of that committee he attended.

A non-employee director can elect to receive his or her Equity Award in the form of fully-paid common shares or CSUs. The common shares or CSUs are issued to the non-employee director following authorization by the Board at the Board meeting immediately following the annual meeting of shareholders. The number of common shares or CSUs granted annually to a non-employee director is determined by dividing the amount of the annual retainer that the non-employee director has elected to receive in the form of an Equity Award by the market value of one common share of the Company at the close of the market at the grant date. Non-employee directors must submit their elections regarding the form of their Equity Award for approval by the full Board before the Equity Awards are granted and as a condition to any grant.

CSUs convert into common shares when the director leaves the Board. CSUs are accompanied by dividend equivalent rights so that the non-employee director receives, when he or she leaves the Board, an amount in cash equal to the aggregate amount of dividends paid on an equivalent number of common shares from the grant date of the corresponding CSUs through the date the CSUs are converted into common shares.

In connection with the change in the director compensation program, on November 11, 2010, as elected by each of the non-employee directors, the Company granted them Equity Awards in lieu of 50% of their annual retainer. Mr. Lauer elected to receive his Equity Award in the form of 3,589 CSUs with dividend equivalent rights and the other non-employee directors elected to receive 3,589 fully-paid common shares. Each Equity Award had a fair value of $10.24 per CSU or fully-paid common share on the grant date.

(3)

The amounts reflected in this column reflect the aggregate amount paid or payable to each non-employee director for services rendered during fiscal 2011 based on the director compensation program in effect until October 31, 2010 (described in footnote (1) to this table) and the director program in effect for the remainder of fiscal 2011 (described in footnote (2) to this table).

Greg Tunney, the Company’s President and Chief Executive Officer, is not included in this table because, as an employee of the Company, he received no additional compensation for service as a director during fiscal 2011. The compensation received by Mr. Tunney as an employee of the Company is shown in the “Fiscal 2011 Summary Compensation Table” on page 40 of this Proxy Statement.

(4)	There were no RSUs granted to the non-employee directors in fiscal 2011.

As of July 2, 2011, none of the non-employee directors of the Company held outstanding nonvested RSUs. Under the Company’s Deferral Plan, recipients of previous RSU awards could defer receipt of common shares of the Company that would otherwise have been received by the recipient upon vesting of his or her RSUs. Prior to fiscal 2011, any such awards deferred were not eligible for dividends during the period in which they had deferred.

In connection with the change in the director compensation programs described in footnote (2) to this table, the Board determined to change eligibility for dividends of RSU awards as to which the receipt of the underlying common shares had previously been deferred under the Company’s Deferral Plan. The Board determined that any such awards deferred would be accompanied by dividend equivalent rights so that the non-employee director receives an amount in cash equal to the dividend paid on an equivalent number of common shares if and as dividends are declared by the Company on the common shares.

In addition, on November 11, 2010, the Board determined that the non-employee directors who had previously deferred receipt of the common shares underlying vested RSU awards should be paid an amount equal to the cumulative dividends paid on an equivalent number of common shares during the period from the original deferral date through November 11, 2010. Each affected non-employee director was entitled to payment in the form of equivalent fully-paid common shares, with the number of common shares determined by dividing the dollar value of the cumulative dividends (calculated as described in the preceding sentence) by $10.24 (the market price of the common shares on the date of the Board’s determination). Alternatively, a non-employee director could elect to receive the same number of CSUs accompanied by dividend equivalent rights. Messrs. Nichols and Weinberg and Ms. Page elected to receive payment in the form of fully-paid common shares. Mr. Lauer elected to receive payment in the form of 761 CSUs accompanied by dividend equivalent rights, which CSUs will convert into common shares when Mr. Lauer leaves the Board. Since Edward Stan did not stand for re-election to the Board at the 2010 Annual Meeting of Shareholders, he received payment in the form of cash.

(5)	The Company did not grant any options to the non-employee directors during fiscal 2011.

As of July 2, 2011, only David Lauer held outstanding options. His options covered 6,250 common shares.

(6)

Each of Messrs. Zacks and Stan is a participant in the Company’s qualified and supplemental pension plans as a result of his prior service as employee of the Company. None of the payments received by Mr. Zacks during fiscal 2011, or by Mr. Stan during his period of service in fiscal 2011 as a director, under the Company’s pension plans were conditioned on service as a director of the Company, and no continuing benefit accruals were or will be made on behalf of Mr. Zacks or Mr. Stan under the Company’s pension plans as a result of their respective service as director of the Company.

(7)

Mr. Zacks retired as an employee of the Company on July 1, 2004. Mr. Zacks and the Company are parties to a separation agreement dated March 10, 2004 pursuant to which Mr. Zacks retired from his positions as President and Chief Executive Officer of the Company. The Company is obligated under that agreement to maintain Mr. Zacks’ life insurance benefits, including a split-dollar policy, until his death for as long as the Company can maintain such insurance without additional premium costs. In fiscal 2011, there was $12,324 in attributed income on payments made by the Company on behalf of Mr. Zacks on a split-dollar life insurance policy held by the Company on his life. The Company is obligated to gross up for taxes from the impact of the split-dollar payments attributed to Mr. Zacks, which amounted to $7,223 for fiscal 2011.

(8)	During fiscal 2011, Edward Stan served as a director of the Company from July 4, 2010 to November 4, 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following “COMPENSATION DISCUSSION AND ANALYSIS” with management. Based on such review and discussion, the Compensation Committee has recommended to the full Board and the full Board approved that the “COMPENSATION DISCUSSION AND ANALYSIS” be included in this Proxy Statement and incorporated by reference into the Company’s 2011 Form 10-K.

Submitted by the Compensation Committee of the Board of Directors:

Janice Page, Chair	Nicholas DiPaolo	David Lauer
David Nichols	Harvey Weinberg

COMPENSATION DISCUSSION AND ANALYSIS

Introduction:

This Compensation Discussion and Analysis (CD&A) describes the Company’s compensation approach and specifically describes the total compensation for the following named executive officers (“NEOs”):

•	Greg Tunney, President and Chief Executive Officer (“CEO”)

•	Jose Ibarra, Senior Vice President-Finance and Chief Financial Officer (“CFO”)

•	Glenn Evans, Senior Vice President-Global Operations

•	Lee Smith, Senior Vice President-Creative Services

•	Gregory Ackard, Senior Vice President-Sales

•	Yvonne Kalucis, Senior Vice President-Human Resources

Executive Summary:

Company Financial and Operating Performance:

The Company is focused on its principal goals, which include profitable growth both internally as well as through acquisitions, continued strengthening of our relationships with retail partners, diversifying distribution of our products in new retail channels and supporting the Company’s brands through both customer and consumer advertising.

During fiscal 2011, the Company accomplished the following:

•

Completed two separate acquisitions of accessory product companies which transformed the profile of our Company from exclusively a marketer of accessories footwear to a marketer of accessories products sold through multiple subcategories of the accessories business. These acquisitions represented both additions of growing and highly profitable businesses as well as long-term diversification opportunities for the Company.

•

Entered into a new unsecured credit agreement which includes a five-year term loan facility under which we borrowed $30 million, providing funding for the two acquisitions, as well a new three-year revolving credit facility. During fiscal 2011, the Company did not access its revolving credit facility.

•

Took actions to exit two licensing relationships and other initiatives in the Company’s footwear business in order to eliminate areas where sales growth and profit performance did not meet our financial expectations.

•	Reported consolidated pre-tax earnings of $11.8 million, or 9.1% of net sales.

•	Reported cash and cash equivalents on hand of $9.1 million and short-term investments of $15.6 million at the end of fiscal 2011.

Executive Compensation Highlights for Fiscal 2011:

•	In early fiscal 2011, base salaries for the NEOs were adjusted upward with an average increase of 5%. Going into fiscal 2012, most base salaries for NEOs will remain at their current levels.

•

For fiscal 2011, bonuses were not paid to the NEOs under the Company’s annual incentive plan, the Fiscal Year 2011 R.G. Barry Management Bonus Plan (the “2011 Bonus Plan”), since the Company’s pre-incentive, pre-tax income did not reach the 2011 Bonus Plan threshold level.

Compensation Committee:

The Compensation Committee of the Board is responsible for overseeing our executive compensation program and is comprised entirely of independent, non-employee directors. The Compensation Committee annually reviews the performance and compensation of the CEO and determines the appropriateness of his compensation. The Compensation Committee reviews the performance and compensation of the CEO in executive session, without the CEO or other members of Company management present. Decisions on executive officer compensation are made by the Compensation Committee, although compensation levels for executive officers other than the Company’s CEO have historically been recommended to the Compensation Committee by the CEO, who has substantial knowledge of the contributions made by the individual executive officers.

Philosophy and Objectives:

The compensation program for the Company’s CEO and other executive officers is administered in a manner that:

•	Pays for Performance — a significant portion of each executive officer’s compensation opportunity is tied to the performance of the individual and the Company overall.

•

Responds to Competitiveness — All components of compensation are set competitively as compared against appropriate peer companies so that the Company can continue to attract, retain and motivate high performing executive talent.

•

Focuses Accountability on Short-term and Long-term Performance — Annual performance-based bonuses and long-term incentives reward an appropriate balance of short-term and long-term financial and strategic business results, with an emphasis on managing the Company’s business for the long term.

•	Provides Alignment with Shareholder Interests — Long-term incentives align decision-making with the interests of the Company’s shareholders.

The Compensation Committee has the responsibility to create a compensation program that embraces the above philosophy in a manner that attempts to achieve the optimal balance between employee attraction, retention and motivation and expense control. In seeking that balance, the Compensation Committee looks to market data to set compensation targets that are competitive with an executive compensation peer group consisting of companies that are similar in revenue and industry with the Company, but the Compensation Committee also takes into account the current financial performance of the Company.

Role of CEO:

After a review of the analyses conducted by the independent compensation consultant retained by the Compensation Committee along with the performance of the Company and individual executive officers, the CEO recommends to the Compensation Committee base salaries, target annual bonus levels, and long-term incentive grants for the Company’s executive officers, other than himself. The Compensation Committee then considers, discusses, modifies as appropriate, and acts on such proposals in determining the overall compensation program for the Company’s executive officers.

Role of Compensation Consultant:

The Compensation Committee retained Hewitt Associates LLC (“Hewitt”) as its independent consultant on executive and director compensation. In October 2010, the executive compensation consulting area of Hewitt divested from Hewitt and became Meridian Compensation Partners LLC (“Meridian”). We transitioned from Hewitt to Meridian with this move. Prior to October 2010, Hewitt and after October 2010, Meridian worked at the direction of the Compensation Committee as a compensation consultant on executive officer compensation. During their respective periods of service, each of Hewitt and Meridian worked with a mandate to serve and work for the Compensation Committee in its review of executive officer and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by the compensation consultant on the Compensation Committee’s behalf are described below:

•	Benchmarking analyses, including executive compensation peer group surveys, proxy data studies, director pay studies, dilution analyses and market trends;

•	Ongoing support with regard to the latest relevant regulatory, technical and/or accounting considerations impacting compensation and benefit programs;

•	Assistance with the redesign of any compensation or benefit programs, as desired or needed;

•	Preparation for and attendance at selected management, Compensation Committee or Board meetings; and

•	Other miscellaneous requests that occur throughout the year.

The Compensation Committee did not direct the compensation consultant to perform the above services in any particular manner or under any particular method. The Compensation Committee has final authority to hire and terminate the compensation consultant or any other consultant at any time, and the Compensation Committee evaluates the performance of the consultant annually. The compensation consultant attended Compensation Committee meetings in fiscal 2011.

Hewitt also provided other benefits consulting services to management, with the fees for such services being less than $120,000 during fiscal 2011.

In fiscal 2011, the Compensation Committee did not conduct a full benchmark study on the executive officers’ compensation but did ask the compensation consultant to review overall executive compensation market trends and continue to review R.G. Barry’s peer group. Meridian recommended to the Compensation Committee a group of companies, based on the following methodology criteria:

•	Same or similar industry with emphasis on footwear and apparel/ accessories companies at national level;

•	Comparable size as defined by revenue and market value — R.G. Barry’s revenue should ideally fall near the median for peer group companies;

•	Ownership structure based on U.S. publicly-traded companies;

•	Location of peer group companies should have a broad, national representation; and

•	Market benchmarks based on a sufficient number of companies for credible market benchmarks.

The specific peer companies referenced in fiscal 2011 included:

Crown Crafts, Inc.	Deckers Outdoor Corporation
Delta Apparel, Inc.	Hampshire Group, Limited
Heelys, Inc.	Joe’s Jeans Inc.
K-Swiss Inc.	LaCrosse Footwear, Inc.
Lakeland Industries, Inc.	Rocky Brands, Inc.
Steven Madden, Ltd.	Tandy Brands Accessories, Inc.
Weyco Group, Inc.

With respect to the businesses acquired in fiscal 2011, the Company continued with its existing compensation structure as outlined herein for its executive officers.

Compensation Program Elements:

For fiscal 2011, the Compensation Committee continued to target the Company’s executive officer total compensation between the 50th and 65th percentile range of the peer group companies for similar positions. The Company’s market compensation objectives provide a directional reference for competitiveness when both the Company and the individual executive officer are meeting performance expectations. Further, in applying compensation objectives to actual pay decisions, the Compensation Committee’s use of market data as a reference point provides the flexibility for the Compensation Committee to apply judgment in reviewing the specific facts and circumstances of other areas the Compensation Committee considers in the pay process. Overall, the Compensation Committee believes that the amount and elements of its executive compensation program are reasonable and in the best interests of the Company and our shareholders in light of current market conditions and given the limited pool of top accessory and footwear executive candidates.

Element	Description	Competitive Compensation Philosophy versus Peer Group Companies

Base Salary	Fixed compensation element to pay for experience, expertise and knowledge Provide base level of compensation at or slightly above peers to attract and retain executive officers	50th — 65th percentile

Annual Performance Bonus

Focus on attaining annual Company financial goals and other strategic objectives

Set individual target opportunities at or slightly above peers to attract, retain and motivate executive officers to drive shareholder value

50th — 65th percentile

Total Cash	Base Salary plus Annual Performance Bonus	50th — 65th percentile

Long-Term Incentive Award

RSUs link the interests of executive officers and shareholders, encourage stock ownership and provide further emphasis on Company financial performance

Designed to be competitive with peers and maintain a balanced focus on short-term and long-term performance while managing share dilution levels

50th percentile

Total Direct Compensation	Base Salary, Annual Performance Bonus, and Long-Term Incentive Award	50th — 65th percentile

Benefits	Basic 401(k) plan and health and welfare benefits provide financial security Other benefits, which are limited, provided to meet competitive needs	We have no stated percentile target for benefits except to be generally competitive with our peer group companies

Total Compensation	Base Salary, Annual Performance Bonus, Long-Term Incentive Award, and Benefits	50th — 65th percentile

Compensation Committee’s Process for Setting Executive Compensation:

The process for setting annual levels of the key compensation elements is conducted in the beginning of the fiscal year. However, compilation of information regarding peer group company practices and trend development, analysis of our programs and outcomes and discussion of possible program changes begin several months earlier. Also, throughout the year, the Compensation Committee considers the overall structure and elements of compensation and updates the types of compensation incentives and/or benefits deemed appropriate.

The Compensation Committee seeks information and advice from the compensation consultant in fulfilling the Compensation Committee’s responsibilities to determine executive compensation. The Compensation Committee generally considers the following factors when establishing the annual levels for the compensation elements:

•

For each executive officer: the market value of each compensation element and the total of all the compensation elements representing the annual package are reviewed to be consistent with the program objectives. Factors considered on an individual basis include prior years’ compensation levels, and prior year performance;

•	For each executive officer: performance, including accomplishment of individual objectives and demonstrated leadership, change in scope of responsibilities and evaluation by the CEO;

•

For each executive officer: to have a significant portion of compensation be variable “at risk” pay tied to both short-term and long-term performance-based incentives, and with a greater percent of compensation being “at risk” as the scope of responsibilities increases;

•	For each executive officer: CEO’s recommendations and performance ratings.

•	Internal equity among executive officers for each element and the total compensation opportunity;

•	Peer group company data, which serve as a baseline for considering base salary, annual performance bonus and total compensation;

•	Prior year Company performance and the context of performance results;

•	Company’s financial position, current year budget and projections;

•

Number of common shares available for grants under our Amended and Restated 2005 Long-Term Incentive Plan (the “2005 LTIP”), dilution based on previously-issued and current equity awards and overhang calculations; and

•	External factors, such as market conditions for a particular job or skill set;

There is no established formula for weighting these factors, some of which are intangible and not readily quantifiable, or a pre-established priority. Depending on the given year or the executive officer, the Compensation Committee may find certain factors more significant than others. In total, however, they provide necessary context and perspective for determining the relative value of different executive officers to the Company and for developing a compensation program that will meet program objectives and provide the appropriate performance incentives.

Risk Assessment:

Our compensation programs are balanced and focused on creating shareholder value over the long term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This provides strong incentives to manage the Company for the long term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance metric. Nonetheless, because performance-based incentives play a large role in our executive compensation program, we believe that it is important to ensure that these incentives do not result in our executive officers taking actions that may conflict with the long-term best interests of the Company’s shareholders. We address this is several ways. First, we believe that base salaries are a sufficient component of the total compensation to discourage “excessive” risk-taking. Second, the earnings goals under our annual performance bonus plan are based upon budgeted earnings levels that are reviewed and approved by the Board. We believe they are challenging yet attainable without the need to take inappropriate risks or make material changes to our operating business model or strategy. Third, our RSU awards are based on executive officer leadership competencies, primarily assessed by the CEO and approved by the Board. These RSU awards are structured to have performance-based accelerated vesting features in conjunction with a five-year cliff-vesting period, which mitigates against the taking of short-term risks.

This year, the Compensation Committee, along with the compensation consultant, conducted a thorough risk assessment of the Company’s compensation policies and programs:

Program Feature	Observations on R.G. Barry’s Approach	Assessment
Performance Measures	•Annual incentives are based on pre-tax income •Long-term incentives are based on absolute common share price appreciation with pre-tax income used as a vesting accelerator on RSUs	Less potential for risk
Alignment	•Pre-tax income and absolute common share price appreciation measures align with shareholder value creation	Less potential for risk
Controls

•Pre-tax income is calculated at the corporate level

•No single person can influence results

•Internal controls and audits significantly reduce risk of misstatement

•Compensation Committee reviews and approves annual bonus plan payouts

Less potential for risk
Pay Mix	•Balanced officer pay mix across base salary, annual bonuses, and long-term incentives	Less potential for risk
Formula/Subjectivity	•Annual bonus plan framework based on formula and performance/payout matrix •Compensation Committee has ability to apply discretion in determining awards	Less potential for risk
Payout Caps

•Annual bonus plan has payout cap, generally at 200% of target for most officers

•Use of RSUs mitigates potential for “windfall” scenarios that could found in the exclusive use of other award vehicles like stock options

Less potential for risk
Vesting Periods	•Five-year cliff vesting on RSUs, subject to performance-based acceleration, emphasizes long-term value creation and mitigates potential for excessive short-term risk-taking	Less potential for risk
Severance

•Severance features and levels are conservative and in line with typical market practice (e.g., double-trigger for change in control-based cash severance)

•Compensation Committee regularly reviews potential termination pay values for CEO

Less potential for risk
Clawbacks	•No formal policy in place for Compensation Committee to recover incentive awards paid as a result of a financial restatement due to intentional misconduct of officers	Moderate potential for risk*

Program Feature	Observations on R.G. Barry’s Approach	Assessment
Share Ownership

•Annual RSUs grants with five-year cliff vesting schedule, subject to performance-based acceleration, reinforce share ownership

•Executive share ownership guidelines adopted in October 2009 provide expectation of meaningful, long-term common share ownership levels among officer group

Less potential for risk

*	The Company will implement a clawback policy when the SEC adopts final rules based on Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Overall observation was that the Company’s program reflects a well-balanced approach that encourages an appropriate level of risk-taking behavior.

Base Salary:

The base salaries of the CEO and other executive officers and subsequent adjustments to those base salaries are determined relative to the following factors: (1) the importance to the Company of the executive officer’s job function; (2) the individual’s performance in his/her position; (3) the individual’s potential to make a significant contribution to the Company in the future; and (4) a comparison of industry pay practices. The Compensation Committee believes that all of these factors are important and the relevance of each factor varies from individual to individual. The Compensation Committee historically has not assigned any specific weight to any of these factors in the evaluation of any executive officer’s base salary. The Compensation Committee believes that it is important for the Company to remain competitive in its management salaries in order to attract and retain the small group of senior managers who are key to the success of the Company’s operations.

Before making salary recommendations to the Compensation Committee, the CEO reviews peer data and general survey information from Meridian to determine competitive compensation levels for each Company’s senior management position.

Annual Performance Bonus:

The Company has historically maintained one or more annual bonus plans for its employees, including the Company’s executive officers. The Compensation Committee evaluates on an annual basis the performance metrics as well as the performance goal levels used to establish the matrix of potential payouts. The Compensation Committee believes these performance levels promote Company growth without sacrificing quality of earnings. The Compensation Committee also considers that both metrics and goals are significant as a measure of executive officer efforts in managing the business consistent with the business plan and operating strategy and are in the best interest of the shareholders.

Target bonus award opportunities under the 2011 Bonus Plan were designed to achieve our competitive pay philosophy of paying between the 50th and 65th percentile of the Company’s peer group companies in respect of total cash compensation. Bonus awards are based on the achievement of Company performance objectives (based on pre-incentive, pre-tax income). The Compensation Committee approved the following individual threshold, target and maximum potential bonuses (if applicable objectives were met) as a percentage of base salary for the NEOs under the 2011 Bonus Plan:

	Threshold	Target	Maximum
Greg Tunney	25%	75%	150%
Jose Ibarra	17.5%	40%	80%
Glenn Evans	12.5%	33%	66%
Lee Smith	12.5%	33%	66%
Gregory Ackard	12.5%	33%	66%
Yvonne Kalucis	12.5%	33%	66%

The threshold, target and maximum bonus levels for fiscal 2011 were associated with pre-incentive, pre-tax income levels of $15.6 million, $18.3 million and $22.2 million, respectively. The Compensation Committee does not have the discretion under the 2011 Bonus Plan to pay any bonus unless the threshold is achieved.

An executive officer’s payout opportunity under the 2011 Bonus Plan (expressed as a percentage of base salary) was based on the executive officer’s position with the Company, with more senior positions receiving a higher payout opportunity. The participation percentages of the executive officers were established by the Compensation Committee based on market survey data provided by Hewitt.

In fiscal 2011, the Company’s pre-incentive, pre-tax income did not reach the 2011 Bonus Plan threshold level. Therefore, there were no payouts to executive officers, including the CEO.

Long-Term Incentive Awards:

Long-term incentive awards are designed to align the interests of management with our shareholders, create a stock retention vehicle for our executive officers, provide a common reward structure across the executive officer population and contribute to an entrepreneurial environment among our executive officers.

Since 2006, the Compensation Committee has granted RSUs with a performance-based accelerated vesting feature as the Company’s primary form of long-term equity compensation. As discussed below, the Compensation Committee is evaluating changes to the Company’s long-term incentive program, which changes are anticipated to be implemented in fiscal 2012.

The Compensation Committee believes that the granting of performance-based RSUs strengthens the Company’s pay-for-performance philosophy and encourages stock ownership by the Company’s executive officers. The Compensation Committee’s objective is to keep dilution through equity awards to below 10% of the Company’s outstanding common shares on a fully-diluted basis. When compared to options, fewer RSUs are required since RSUs have more value than options and result in less dilution than would options.

We establish target dollar values for each executive officer position when granting RSU awards. We target the 50th percentile of competitive market practice determined by reference to peer companies when establishing the annual dollar value of our long-term incentive awards for our executive officers; however, award sizes may be adjusted based on individual performance considerations, which include primarily leadership competencies and values. The CEO makes award recommendations based on his assessment and reviews them with the Compensation Committee for their approval.

The RSUs that have been granted to date have a five-year cliff-vesting period with a performance-based accelerated vesting feature. Each year, the Compensation Committee sets a financial performance target to trigger accelerated vesting of 20% of the original RSUs granted. In the last half of August each year (August 18, 2011 for the determination in respect of fiscal 2011 results), the Compensation Committee meets to review results for the just-completed fiscal year against the target set for that fiscal year. If the fiscal year’s target is not met, the vesting of that 20% of the RSUs is not accelerated and they will continue to vest on the fifth anniversary of the original RSU grant date. If the fiscal year’s target is met, 20% of the RSUs originally granted vest and are immediately settled in an equal number of common shares. In the event of an executive officer’s termination because of death or disability, all RSUs immediately vest. If an executive officer’s service terminates because of retirement, a pro-rata number of RSUs will vest and be settled in common shares in the year of retirement. Pro-rata numbers are determined based on the number of months worked by an executive officer versus the full number of months included in the original vesting period. If an executive officer’s termination occurs for any reason other than death, disability or retirement, all unvested RSUs are forfeited. Upon vesting, each RSU award is settled in the form of a common share.

Since the Company’s pre-incentive, pre-tax income did not reach the threshold level, none of the RSUs granted on September 10, 2010 or any other prior RSU grant issuance was eligible for accelerated vesting at the close of fiscal 2011 for any individual participant, including the CEO. The same threshold was used to determine both the level of payout under the 2011 Bonus Plan and eligibility for accelerated vesting on any outstanding RSU grants.

The Compensation Committee granted RSUs on September 10, 2010 to each NEO as shown below.

	Total Common Shares Underlying RSU Grant	Cumulative Vested Portion of RSUs as of August 18, 2011
Greg Tunney	35,587	0
Jose Ibarra	11,862	0
Glenn Evans	9,490	0
Lee Smith	9,490	0
Gregory Ackard	7,711	0
Yvonne Kalucis	5,931	0

The following table provides information regarding the vesting status of RSUs granted to each of the NEOs on September 9, 2009:

	Total Common Shares Underlying RSU Grant	Cumulative Vested Portion of RSUs as of August 18, 2011
Greg Tunney	38,636	7,728
Jose Ibarra	12,134	2,427
Glenn Evans	8,724	1,745
Lee Smith	8,464	1,693
Gregory Ackard	6,658	1,332
Yvonne Kalucis	7,218	1,444

The Compensation Committee granted RSUs (a) to all the NEOs except the CEO on September 11, 2008, (b) to Greg Tunney on November 5, 2008, in his capacity as CEO, (c) to Jose Ibarra on January 5, 2009 (an additional 5,145 RSUs, commensurate with his then promotion to CFO and (d) to Gregory Ackard on May 6, 2009) an additional 5,145 RSUs, commensurate with his then promotion to Senior Vice President-Sales. The following table provides information regarding the vesting status of RSUs granted to each of the NEOs during fiscal 2009:

	Total Common Shares Underlying RSU Grants	Cumulative Vested Portion of RSUs as of August 18, 2011
Greg Tunney	51,246	20,498
Jose Ibarra	12,832	4,540
Glenn Evans	8,103	3,242
Lee Smith	7,759	3,104
Gregory Ackard	6,869	1,891
Yvonne Kalucis	6,724	2,690

The Compensation Committee granted RSUs on August 30, 2007 (the “2007 RSU Grants”) and on May 17, 2006 (the “2006 RSU Grants”) to the NEOs. The Compensation Committee granted RSUs on May 17, 2006 to the then-serving executive officers other than Mr. Tunney. For the 2006 RSU Grants, 20% of these RSUs would have vested on August 15th of 2007, 2008, 2009 and 2010, if the Company met certain annual performance goals. Subject to earlier vesting upon the satisfaction of performance goals, the RSUs vested in full on May 17, 2011, the fifth anniversary of the award grant date. The 2007 RSU Grants have a five-year cliff-vesting period, with potential accelerated vesting at 20% per year if annual performance goals set by the Compensation Committee were met.

	2007 RSU Grant		2006 RSU Grant
	Total Common Shares Underlying RSU Grant	Cumulative Vested Portion as of August 18, 2011	Total Common Shares Underlying RSU Grant	Cumulative Vested Portion as of August 15, 2011
Greg Tunney	27,397	16,438	0	0
Jose Ibarra	4,795	2,877	3,992	3,992
Glenn Evans	6,164	3,698	6,986	6,986
Lee Smith	6,164	3,698	5,963	5,963
Gregory Ackard	2,055	1,233	0	0
Yvonne Kalucis	4,723	2,834	0	0

Any RSU grants awarded after the mid-point of a fiscal year are evaluated on a pro-rata basis in determining the amount of such award that might vest in that fiscal year if performance targets are achieved by the Company. Since the 2006 RSU grants reached the end of their five-year term on August 15, 2011, the unvested remaining portion of those grants vested as of the date.

The Compensation Committee is evaluating the implementation of a new long-term incentive program intended to move from a cliff-vested RSU approach to a performance-based approach based on specific financial targets set by the Compensation Committee. It is anticipated this new program will be implemented for grants effective in fiscal 2012.

Share Ownership Guidelines:

The Company’s Executive Share Ownership Guidelines provide that each executive officer must achieve ownership of a number of common shares or unvested RSUs (sometimes referred to as “Qualifying Shares”) with a market value equal to a multiple of the executive officer’s base salary (as in effect on the later of October 29, 2009 or the date he or she first becomes an executive officer). The market value of the common shares and unvested RSUs each executive officer is required to own and hold (the executive officer’s “Required Market Value”) is as follows:

•	CEO: A multiple of three (3) times base salary.

•	CFO and other executive officers: A multiple of one (1) times base salary.

Covered executive officers are expected to achieve ownership of a number of Qualifying Shares meeting the Required Market Value within five years after the later of the adoption of the Executive Share Ownership Guidelines or the date he or she first becomes an executive offer.

Executive officers who become subject to the Executive Share Ownership Guidelines after October 29, 2009, will have their individual guidelines established based upon their respective base salaries at the time they become subject to the Executive Share Ownership Guidelines. Once established, a participant’s guideline generally does not change as a result of fluctuations in the price of the Company’s common shares.

Compliance with the Executive Share Ownership Guidelines will be measured on the first trading day of each fiscal year, and is subject to annual review by the Compensation Committee.

Benefits:

The Company previously maintained the R.G. Barry Corporation Associates’ Retirement Plan, providing for the accrual of pension related benefits for employees (and the R.G. Barry Corporation Supplemental Retirement Plan providing for the earning of additional pension benefits by specified eligible participants, none of whom is a current executive officer). In February 2004, the Associates’ Retirement Plan was amended to freeze all benefits at the levels accrued as of March 31, 2004 under the plan. The frozen Associates’ Retirement Plan was the only such plan in which any of the current NEOs participated. Effective January 2005, the Company elected to provide general ongoing retirement benefits to the executive officers and all other employees through a 401(k) plan. The Company provides an annual 3% (of base salary contribution to each employee’s 401(k) plan account) Safe Harbor contribution, regardless of the participant’s contribution level.

All executive officers participate in the Company’s medical, dental, disability and life insurance benefit plans on the same basis as all other full-time employees of the Company. In lieu of the Company’s general corporate group life insurance policy, Mr. Tunney is provided a life insurance policy that has a death benefit of $500,000, and he is responsible for payment of any taxes attributable to imputed income based on the premiums.

In 2009, the Compensation Committee worked with Hewitt to review the competitiveness of the CEO’s total benefits package against the benefits of chief executive officers at peer group companies and other similarly-sized public companies. The Compensation Committee observed a competitive gap in the value of Mr. Tunney’s benefits versus the market. The Compensation Committee extended Mr. Tunney’s employment agreement and included an annual benefit to address the competitive gap in his total benefits package. The benefit adjustment is provided during the duration of the employment agreement and does not obligate the Company beyond the term of that agreement. This benefit adjustment provides an effective retirement-oriented compensation benefit as part of the compensation package. The amount can be found in the “All Other Compensation” column of the “Fiscal 2011 Summary Compensation Table”.

In 2010, management contracted with Aon Consulting, formerly Hewitt and Associates, to review the competitiveness of the NEOs’ total benefits package against those at peer group companies and other similarly-sized public companies. They observed a similar competitive gap to that found the previous year for Mr. Tunney. Therefore, the Compensation Committee authorized the Company to make annual payments beginning in fiscal 2011 of $42,750 to the executive officers that are intended to be used by these individuals, after payment of applicable income taxes, to fund and maintain in force individually-owned life insurance plans. The Company believes that this additional retirement benefit, when combined with the Company’s current retirement program, provides competitive retirement benefits for its NEOs.

Mr. Tunney’s employment agreement provides the ability for him to obtain a country club membership, which he utilized beginning in late fiscal 2008. To obtain this membership, the Company paid a refundable initiation fee of $25,000 during fiscal 2008 to a country club, and the Company has paid and will continue to pay the dues and any “business-related” expenses associated with Mr. Tunney’s membership.

Employment Agreement and Severance:

Below is a summary of key terms of Mr. Tunney’s employment agreement:

•	Executive Employment Agreement renewed effective as of May 1, 2009 providing for service as the Company’s President and CEO.

•

Term of the Executive Employment Agreement extends until May 1, 2012, and will thereafter automatically renew for additional one-year periods, unless either the Company or Mr. Tunney gives 90 days’ prior written notice of intent not to renew.

•	Base salary at a minimum annual rate of $500,000 and subject to annual review.

•	Participation in Company’s annual performance bonus program and long-term incentive plan.

•	Participation in Company’s benefit plans.

•

The previously described annual benefit adjustment equal to 8.75% of base salary to be paid on January 15th of each year during the employment term. This amount will also be paid in the event of disability or termination without cause and for good reason or in connection with a change in control.

•	Provisions concerning consequences of termination of employment under specified circumstances (see “Potential Payments upon Termination or Change in Control”).

•	Confidentiality, non-solicitation and non-compete obligations undertaken by Mr. Tunney.

We have no employment agreements with our other NEOs. Each of our other NEOs is party to an individual change in control severance agreement with the Company providing for a severance payment in the event of a qualified termination following a change in control of the Company.

Mr. Tunney’s employment agreement and the change in control agreements to which the other NEOs are party are summarized further under the caption “Potential Payments upon Termination or Change in Control” beginning on page 39 of this Proxy Statement.

Tax Deductibility of Executive Compensation:

Section 162(m) of the Internal Revenue Code generally prohibits the Company from deducting non-performance-based compensation in excess of $1,000,000 per taxable year paid to the CEO and the

Company’s three most highly compensated executive officers (other than the CEO and the CFO) as of the end of the Company’s fiscal year. The Company may continue to deduct compensation paid to such executive officers in excess of $1,000,000 if the payment of that compensation qualifies for an exception, including an exception for certain “qualified performance-based compensation”.

The Company does not have a policy that requires the Company’s executive compensation programs to qualify as performance-based compensation under Section 162(m), although the Company will continue to work to structure components of its executive compensation package to achieve maximum deductibility under Section 162(m) while at the same time considering the goals of its executive compensation philosophy. The Company had no instances of non-deductible compensation during fiscal 2011.

COMPENSATION OF EXECUTIVE OFFICERS

Fiscal 2011 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5)(6) ($)	Total ($)
Greg Tunney,	2009	494,615	—	271,604	—	342,650	—	199,489	1,308,358
President and Chief	2010	519,769	—	294,020	—	716,800	—	78,190	1,608,779
Executive Officer	2011	512,000	—	353,023	—	—	—	60,160	925,183

Jose Ibarra,	2009	192,689	—	80,245	—	79,718	11,631	16,135	380,418
Senior Vice President-Finance and	2010	229,750	—	92,340	—	161,000	36,959	9,015	529,064
Chief Financial Officer	2011	249,462	—	117,671	—	—	9,154	50,324	426,611

Glenn Evans,	2009	196,705	—	58,017	—	67,913	11,724	16,914	351,273
Senior Vice	2010	208,856	—	66,390	—	123,777	39,759	8,276	447,058
President-Global Operations	2011	216,769	—	94,141	—	—	9,397	49,253	369,560

Lee Smith,	2009	198,841	—	55,554	—	66,120	—	16,006	336,521
Senior Vice	2010	203,504	—	64,411	—	120,625	—	8,062	396,602
President-Creative Services	2011	211,248	—	94,141	—	—	—	49,087	354,476

Gregory Ackard,	2010	195,445	—	50,667	—	115,884	11,878	7,695	381,569
Senior Vice President-Sales	2011	198,043	—	76,493	—	—	2,835	47,961	325,322

Yvonne Kalucis,	2011	173,714	—	58,836	—	—	—	48,691	281,241
Senior Vice President-Human Resources

(1)

The amounts reported for fiscal 2011, fiscal 2010 and fiscal 2009 represent the aggregate grant date fair value of RSUs granted during each of those fiscal years to NEOs, as computed in accordance with FASB ASC 718 (the Stock Compensation topic). These amounts exclude the impact of estimated forfeitures, as required by applicable SEC Rules. Generally, RSUs provide for a five-year cliff-vesting period with a performance-based accelerated vesting feature. Each fiscal year, the Compensation Committee sets a financial performance target to trigger accelerated vesting of 20% of the original RSUs granted. If the fiscal year’s target is not met, the vesting of those RSUs is not accelerated and they will continue to vest on the fifth anniversary of the original RSU grant date. Vested RSUs are settled on a one-for-one basis in the Company’s common shares. See “Note (1) (o) — Shareholders Equity” and “Note (12) — Shareholders’ Equity” of the Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data.” of the Company’s Form 2011 10-K for assumptions used and additional information regarding the RSU awards.

(2)	There were no options granted to any NEOs during fiscal 2011, fiscal 2010 or fiscal 2009.

(3)

The amounts reflected in this column represent the aggregate change in the actuarial present value of vested benefits under the Company’s Associates’ Retirement Plan from the measurement dates used for our fiscal 2011, fiscal 2010 and fiscal 2009 consolidated financial statements (July 2, 2011, July 3, 2010 and June 27, 2009, respectively). The assumptions used to determine benefit obligations are described in “Note (12) — Employment Retirement Plans” of the Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data.” of the Company’s 2011 Form 10-K. The Company’s Associates’ Retirement Plan is described under the caption “Pension Benefits” on page 38 of this Proxy Statement. Mr. Tunney, Mr. Smith and Ms. Kalucis are not participants in the Company’s Associates’ Retirement Plan.

(4)

The amounts reflected in this column for fiscal 2009 represent payments received under the Fiscal 2009 R.G. Barry Management Bonus Plan. The amounts reflected in this column for fiscal 2010 represent payments received under the Fiscal 2010 R.G. Barry Management Bonus Plan. None of the NEOs received payments under the R.G. Barry Management Bonus Plan for fiscal 2011.

(5)

“All Other Compensation” as a compensation category for NEOs includes benefits including 401(k) plan company contributions, certain personal individual life insurance benefits, as well as nominal gasoline reimbursement allowances and, for Mr. Tunney, financial and tax planning as well as health and country club benefits.

(6)

“All Other Compensation” includes both non-perquisite and perquisite items paid or accrued for the benefit of the NEOs during fiscal 2011. Non-perquisite items included the Company’s 3% contribution to each of the NEO’s 401(k) plan account made in fiscal 2011 and insurance premiums paid for an individual insurance policy on the life of Mr. Tunney, the CEO, and on the lives of each of the other NEOs. Any 401(k) plan contributions made for the benefit of the NEOs vest to the individuals immediately. In fiscal 2011, 401(k) plan contributions in the amount of $15,360 were made by the Company on behalf of Mr. Tunney. In fiscal 2011, the Company paid $44,800 to Mr. Tunney in reimbursement of premiums paid on life insurance for his benefit and paid $42,750 each to the other NEOs in reimbursement for their respective premiums paid on life insurance for their benefit. There were no other non-perquisite compensation items in excess of $10,000 in fiscal 2011 for any of the NEOs.

“All Other Compensation” in the form of perquisites and personal benefits provided by the Company to its NEOs in fiscal 2011 included nominal gasoline reimbursement allowances and financial and tax planning benefits. No perquisites or personal benefits were provided to any of our NEOs during fiscal 2011 that exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits provided to such NEO in fiscal 2011. Perquisites are valued based on the aggregate incremental cost to the Company.

Grants of Plan-Based Awards

The following table supplements the information in the “Fiscal 2011 Summary Compensation Table” with respect to cash and stock-based incentive awards granted to each of the NEOs during fiscal 2011 under the 2011 Bonus Plan (“Bonus”) and the 2005 LTIP (“RSUs”), respectively.

Grants of Plan-Based Awards for Fiscal 2011

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)
Greg Tunney		Bonus	140,800	281,600	844,800
	9/9/10	RSUs				35,587	353,023
Jose Ibarra		Bonus	48,703	111,320	222,640
	9/9/10	RSUs				11,862	105,904
Glenn Evans		Bonus	30,068	79,378	158,757
	9/9/10	RSUs				9,490	84,727
Lee Smith		Bonus	29,302	77,356	154,713
	9/9/10	RSUs				9,490	84,727
Gregory Ackard		Bonus	27,353	72,213	144,426
	9/9/10	RSUs				7,711	68,844
Yvonne Kalucis		Bonus	21,714	57,326	114,651
	9/9/10	RSUs				5,931	58,836

(1)

Additional information with respect to threshold, target and maximum annual bonus opportunities associated with the award made to each of the NEOs under the Company’s 2011 Bonus Plan is provided above under the sub-caption “Annual Performance Bonus” beginning on page 28 of this Proxy Statement in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS”. No amounts were paid out to the NEOs under the 2011 Bonus Plan since the Company’s pre-incentive, pre-tax income did not reach the 2011 Bonus Plan threshold level.

(2)

This column shows the number of RSUs granted under the Company’s 2005 LTIP. Each RSU represents a contingent right to receive one common share of the Company. The RSUs provide for a five-year cliff-vesting period with a performance-based accelerated vesting feature. Each year, the Compensation Committee sets a financial performance target to trigger accelerated vesting of 20% of the original RSUs granted. In the last half of August each year (August 18, 2011 for the determination in respect of fiscal 2011 results), the Compensation Committee meets to review results for the just-completed fiscal year against the target set for that fiscal year. If the fiscal year’s target is not met, the vesting of those RSUs is not accelerated and they will continue to vest on the fifth anniversary of the original RSU grant date. The Company did not achieve the Compensation Committee-established financial performance target for fiscal 2011 (pre-incentive, pre-tax income of $15.6 million) and, accordingly, there was no accelerated vesting of 20% of each of the fiscal 2011 RSU grants. Additional information with respect to the RSUs granted to the NEOs during fiscal 2011 is provided under the sub-caption “Long-Term Incentive Awards” beginning on page 29 of this Proxy Statement in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS”.

(3)

Represents the grant date fair value of the RSU awards determined in accordance with FASB ASC 718 (the Stock Compensation topic). These amounts are accounting expenses only and do not reflect the actual value received by the NEOs. The grant date fair values for RSU awards are calculated using the closing price of the Company’s common shares on the grant date. The grant date fair value for each RSU awarded on September 10, 2010 was $9.92.

Options and Other Equity-Based Award Holdings

The following table summarizes the outstanding options and RSUs held at the end of fiscal 2011 by the Company’s NEOs.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2011

	Option Awards				Stock Awards
Name	Number of Common Shares Underlying Unexercised Options (#) Exercisable	Number of Common Shares Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(1) (#)	Market Value of Shares or Units of Stock that Have Not Vested(2) ($)
Greg Tunney	94,288	—	6.58	02/07/13	77,456	875,253
Jose Ibarra	10,000	—	5.50	05/08/12	31,781	359,125
Glenn Evans	—	—	—	—	23,795	268,884
Lee Smith	—	—	—	—	23,381	264,205
Gregory Ackard	—	—	—	—	18,838	212,869
Yvonne Kalucis	—	—	—	—	15,739	177,851

(1)

Unvested RSUs outstanding at July 2, 2011 include: (a) the unvested portion of the August 2007 RSU Grant, as to which 40% was unvested; (b) a September 2008 grant to each NEO other than Mr. Tunney, as to which 60% was unvested; (c) a November 2008 grant to Mr. Tunney, as to which 60% was unvested; (d) a January 2009 grant to Mr. Ibarra, as to which 70% was unvested; (e) a May 2009 grant to Mr. Ackard, as to which 77% was unvested; and (f) a September 2010 grant to each NEO, as to which 100% was unvested. Each grant vests 100% at the end of five years from date of grant, subject to potential accelerated vesting of 20% of the original RSUs granted in each of the next four years after grant if certain performance goals set annually by the Compensation Committee are met. See footnote (1) to the “Fiscal 2011 Summary Compensation Table” above for a discussion of the manner in which RSUs vest. Also see the general discussion of RSUs granted, included under the sub-caption “Long-Term Incentive Awards” beginning on page 29 of this Proxy Statement in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS”.

(2)	Market value is determined based on $11.30, which was the closing price of the Company’s common shares on July 1, 2011, the last trading day of fiscal 2011.

Exercises and Vesting of Previously Awarded Equity-Based Compensation

The following table provides information regarding the aggregate dollar value realized by the NEOs in connection with the exercise of options and/or the vesting of RSUs during fiscal 2011.

Fiscal 2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Common Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Common Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Greg Tunney	5,012	27,165	23,455	257,067
Jose Ibarra	—	—	6,751	73,991
Glenn Evans	—	—	5,995	65,716
Lee Smith	—	—	5,670	62,143
Gregory Ackard	—	—	3,117	34,162
Yvonne Kalucis	—	—	3,734	40,925

(1)

The value realized upon exercise of options is calculated by multiplying (a) the difference between the market price of the underlying common shares on the exercise date and the exercise price of each option exercised by (b) the number of common shares covered by the portion of such option exercised.

(2)

The value realized upon the vesting of RSUs is calculated by multiplying the number of common shares underlying the vested portion of each RSU award by the market value of the underlying common shares on the vesting date.

Pension Benefits

The following table discloses the actuarial present value, as of July 2, 2011, based on measurements made for our fiscal 2011 consolidated financial statements, of the accumulated benefit for Messrs. Ibarra, Evans and Ackard under the Company’s Associates’ Retirement Plan (as amended, the “ARP”), as well as other information concerning the ARP. No other NEOs participate in the ARP or any other plan that provides for payments or other benefits at, following or in connection with retirement.

Pension Benefits for Fiscal 2011

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jose Ibarra	R.G. Barry Corporation ARP	14.0	125,042	—
Glenn Evans	R.G. Barry Corporation ARP	17.6	133,878	—
Gregory Ackard	R.G. Barry Corporation ARP	3.0	40,570	—

(1)

The number of years credited service for Messrs. Ibarra, Evans and Ackard for the ARP covers each individual’s term of employment with the Company up to March 31, 2004, at which point the ARP was frozen.

The ARP provides for the payment of monthly benefits to salaried employees at age 65 based upon 48% of a participant’s “final average monthly compensation” (subject to a limitation imposed by law on the amount of annual compensation upon which benefits may be based) less a designated percentage of the participant’s primary social security benefits. Benefits under the ARP are reduced by 1/30th for each year of credited service less than 30 years.

See the “Critical Accounting Policies and Use of Significant Estimates” section of “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.” included in the Company’s 2011 Form 10-K for related disclosures on the ARP, as well as “Note (11) — Employee Retirement Plans” of the Notes to Consolidated Financial Statements in “Item 8. Financial Statements and Supplementary Data.” of the Company’s 2011 Form 10-K as to methods and assumptions used in the computations set forth in the table above.

Nonqualified Deferred Compensation

The following table sets forth for Messrs. Ibarra and Evans the dollar amount of interest earnings accrued during fiscal 2011 and the dollar amount of the total balance, as of July 2, 2011, for their respective accounts under the Company’s nonqualified Deferred Compensation Plan. No other NEOs participate in the Deferred Compensation Plan.

Nonqualified Deferred Compensation for Fiscal 2011

Name	Aggregate Earnings in Last FY(1) ($)	Aggregate Balance at Last FYE(1) ($)
Jose Ibarra	1,645	51,639
Glenn Evans	675	21,191

(1)

Interest earnings accrued during fiscal 2011 under the Deferred Compensation Plan are based on market rates. As a result, no above-market or preferential earnings were included as compensation for fiscal 2011 in the Fiscal 2011 Summary Compensation Table. In addition, none of the amounts reported in the aggregate balance at July 2, 2011 column were previously reported as compensation for Messrs. Ibarra and Evans in the Company’s Summary Compensation Table for previous years.

The Company’s Deferred Compensation Plan was established as a nonqualified, unfunded retirement plan designed to provide additional benefits to those employees of the Company earning an annual salary of at least $95,000. Under the Deferred Compensation Plan, each eligible participant could defer up to 25% of his or her base salary and 100% of his or her bonus per year. The combination of base salary and bonus deferrals, however, could not exceed 25% of the eligible participant’s base salary. Amounts deferred by a participant under the Deferred Compensation Plan were immediately vested. The Company uses the prime rate as listed in the Wall Street Journal for determining rates of return, computed quarterly. Distributions from the Deferred Compensation Plan are made upon a participant’s termination of employment, death or disability, and are made in the form of a lump-sum or annual installments over a five-year or a ten-year period. On February 21, 2004, the Company froze the Deferred Compensation Plan. From and after February 21, 2004, (a) no new employee can become a participant in the Deferred Compensation Plan and (b) eligible participants cannot defer additional base salary or bonus amounts into their accounts.

Potential Payments upon Termination or Change in Control

Greg Tunney.    Pursuant to the terms of his executive employment agreement, effective as of May 1, 2009 (the “2009 employment agreement”), Mr. Tunney is employed as the Company’s President and CEO. The 2009 employment agreement provides for severance benefits in the event that Mr. Tunney’s employment is terminated by the Company without “cause” or by him for “good reason” (each as defined in the 2009 employment agreement). Examples of “good reason” for which Mr. Tunney may terminate his employment include: (i) a reduction in his base salary or a material reduction in his participation in the Company’s bonus or incentive plans or his receipt of benefits or perquisites; (ii) a material change or reduction in his authority, duties or responsibilities; (iii) a requirement that he be principally based at any office or location more than 30 miles from the Company’s current corporate offices in Columbus, Ohio; and (iv) the failure of the Company to nominate him for re-election to the Board at each shareholder meeting at which he is up for election. Examples of “cause” for which the Company may terminate Mr. Tunney’s employment include: (i) gross negligence materially detrimental to the Company; (ii) conviction of a felony or any lesser crime involving a breach of trust or fiduciary duty owed to the Company or any of its affiliates; (iii) willful and continued failure to perform his job duties and responsibilities; and (iv) intentional misconduct that is materially injurious to the Company.

In the event Mr. Tunney’s employment is terminated by the Company without cause or by him for good reason: (i) he will continue to receive his base salary for a period of 12 months after termination of his employment; (ii) he will be entitled to continue his participation in all Company health and welfare plans for up to 12 months; (iii) he will receive the Annual Retirement Payment (defined as 8.75% multiplied by his base salary then in effect) for the calendar year in which his termination occurs within 70 days following his termination of employment; (iv) he will receive, at the time that annual bonuses are next paid to other senior executives under the applicable bonus plan, his target bonus under the Company’s senior management bonus program for the year in which his termination occurs or, if greater, a pro rata portion of any annual performance bonus that he otherwise would be entitled to receive based upon actual performance for his partial service during the year in which his termination occurs; and (v) the Company will provide him with reasonable outplacement services, not to exceed $20,000.

Mr. Tunney is entitled to enhanced severance benefits if his employment is terminated in connection with a “change in control.” A “change in control” includes: (i) the acquisition by any person or group (with specified exceptions) of more than 50% of the outstanding common shares of the Company; (ii) the Company’s incumbent directors (including any person who becomes a director with the approval of at least 50% of the incumbent directors) cease for any reason to constitute at least a majority of the Board; (iii) the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company, unless the Company’s shareholders immediately prior to such business combination retain a majority of the voting power of the resulting entity; or (iv) the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company; provided, in each case, that the change in control also constitutes a “change in control event” under Section 409A of the Internal Revenue Code.

If, within 12 months after a change in control of the Company, Mr. Tunney’s employment is terminated by the Company without cause or by Mr. Tunney for good reason, he will (i) receive, within 30 days following his termination of employment, a lump-sum cash payment equal to two times the sum of (a) his base salary in effect on the employment termination date or, if greater, on the date of the change in control, plus (b) his target bonus in effect as of the employment termination date or, if greater, as of the date of the change in control; (ii) be entitled to continue his participation in all Company health and welfare plans for up to 12 months; and (iii) receive the Annual Retirement Payment for the calendar year in which his termination occurs, within 30 days following his termination of employment.

If Mr. Tunney’s employment terminates by reason of death, Mr. Tunney’s estate or beneficiaries will receive a pro-rata portion of any annual performance bonus that Mr. Tunney otherwise would be entitled to receive for his partial service during the year in which his death occurs. If Mr. Tunney’s employment terminates due to his disability, Mr. Tunney will receive (i) a pro-rata portion of any annual performance bonus that he otherwise would be entitled to for his partial service during the year in which his termination occurs, payable at the time annual bonuses are next paid to other senior executives under the applicable bonus plan, and (ii) the Annual Retirement Payment for the calendar year in which the termination occurs, payable within 70 days following his termination of employment.

During Mr. Tunney’s employment with the Company and for a period of one year following his termination, Mr. Tunney may not (i) engage directly or indirectly in, or render services to, any business or enterprise that competes with the Company and our affiliates or (ii) solicit, on behalf of himself or any other person or entity, (a) any of the managerial level employees of the Company or our affiliates to leave their employment or (b) any customer of the Company or our affiliates to purchase goods from any other person or entity. In addition, Mr. Tunney will keep and maintain confidential, and may not use or disclose, non-public information relating to the business of the Company and our affiliates.

Change in Control Agreements. All of the other NEOs, including Messrs. Ibarra, Evans, Smith and Ackard and Ms. Kalucis, are parties to three-year change in control agreements with the Company, which provide for severance payments to the NEO if his or her employment is terminated within 24 months after the occurrence of a “change in control.” Messrs. Ibarra, Evans, Smith and Ackard and Ms. Kalucis executed their change in control agreements effective as of January 7, 2011 with terms which continue through January 7, 2014. These agreements are intended to serve as a retention tool and to provide incentive to the NEOs to continue focusing on our business in the event of a potential change in control.

For purposes of these agreements, a change in control occurs (i) if any person or group acquires shares of the Company possessing more than 50.1% of the total voting power of the Company’s outstanding shares or (ii) as a result of, or in connection with, a tender or exchange offer, merger or other business combination, sale of assets or contested director election, the persons who were directors of the Company immediately before the completion of such transaction cease to constitute a majority of the Board of the Company or any successor to the Company.

If the NEO’s employment is terminated within 24 months following a change in control for “cause” (as defined in the agreement) or due to the NEO’s disability (as defined in the agreement) or death, the NEO or his or her beneficiaries, as applicable, will receive the NEO’s base salary through the date of termination, but will not be entitled to receive any further benefits under the agreement. Examples of “cause” for which the Company may terminate the NEO’s employment in connection with a change in control include: (i) willful and continued refusal by the NEO to substantially perform his or her duties with the Company (other than any such refusal resulting from his or her incapacity due to a disability); (ii) failure to comply with any applicable law or regulation affecting the Company’s business; (iii) commission of an act of fraud, bad faith or dishonesty toward the Company; (iv) conviction of any felony or misdemeanor involving moral turpitude; (v) misappropriation of any funds, property or rights of the Company; and (vi) breach of any provision of the change in control agreement.

If the NEO’s employment is terminated within 24 months following a change in control without cause or by the NEO for “good reason” (as defined in the agreement), he or she will receive, within 30 days following the date of termination, a lump-sum cash severance payment equal to the sum of (i) the NEO’s base salary at the rate in effect on the termination date, or, if greater, the NEO’s base salary in effect on the date of the change in control and (ii) an amount equal to the NEO’s target bonus opportunity in effect at the termination date, or, if greater, the NEO’s target bonus opportunity in effect on the date of the change in control. In addition, if the NEO elects to continue benefits under COBRA, the Company will make available to the NEO and the NEO’s spouse and other dependents (who otherwise qualify for coverage under the Company’s programs), for a period of 12 months following such termination of employment, at the same cost such benefits are provided to active full-time employees of the Company. Examples of “good reason” for which the NEO may terminate his or her employment in connection with a change in control include: (i) a reduction in the NEO’s title, duties, responsibilities or status; (ii) assignment of duties inconsistent with the NEO’s position; (iii) a reduction in the NEO’s base salary or a reduction in his or her total compensation (including bonus) such that his or her total compensation for a given calendar year is less than 90% of his or her total compensation for the prior calendar year; (iv) the failure by the Company to provide specified fringe benefits; (v) the relocation of the Company’s principal executive offices to a location outside the greater Columbus, Ohio area or requiring the NEO to relocate his or her principal residence in connection with a business relocation; (vi) the Company’s failure to continue in effect any material compensation, retirement, life insurance, health, welfare or benefit or plan in which the NEO participates; and (vii) any breach of the change in control agreement by the Company.

During the NEO’s employment with the Company and for a period of one year following his or her termination of employment (or, in the case of a termination without cause or for good reason following a change in control, for such number of months as the NEO receives severance payments under the agreement), the NEO may not engage directly or indirectly in any business or enterprise which is in competition with the Company. In addition, the NEO must at all times keep and maintain confidential, and must not use or disclose, non-public information relating to the business of the Company and our affiliates.

In addition to the benefits and payments described above, the NEOs may be entitled to accelerated vesting of some or all of their outstanding options, RSUs and other equity awards, in accordance with the terms of the Company’s equity compensation plans.

Summary of Employment Termination Payments and Benefits:

The following tables show the potential payments and benefits that would have been provided to our current NEOs under each of the employment agreement and change in control agreements discussed above, assuming termination of employment had occurred on July 2, 2011.

Mr.  Tunney(1)

Element	Termination Without Cause or for Good Reason Prior to a Change in Control ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason within 12 Months Following a Change in Control ($)	Death ($)	Disability ($)
Cash Severance Payment	793,600	—	1,305,600	—	—
Benefits and Perquisites
Health and Welfare Benefit Plan Continuation	8,875	—	8,875	—	—
Life Insurance Continuation	44,800	—	44,800	—	—
Outplacement	20,000	—	20,000	—	—
Value of Long-Term Incentives	—	—	1,320,292	1,320,292	1,320,292
Total Payments	867,275	—	2,699,567	1,320,292	1,320,292

(1)	Mr. Tunney is not a participant in the Company’s ARP or in the Deferred Compensation Plan.

(2)	The potential payments and benefits that would have been provided to Mr. Tunney are dictated by the terms of his employment agreement.

Mr. Ibarra(1)

Element	Termination Without Cause or for Good Reason Within 24 Months Following a Change of Control ($)	Death ($)	Disability ($)
Cash Severance	360,782	—	—
Health and Welfare Benefit Plan Continuation	8,875	8,875	8,875
Value of Long-Term Incentives	—	417,125	417,125
Total Payments	369,657	426,000	426,000

(1)

The present value of the post-employment benefits for which Mr. Ibarra would have been eligible as of July 2, 2011 under the ARP and under the Deferred Compensation Plan is described on page 38 and page 39, respectively, of this Proxy Statement.

Mr. Evans(1)

Element	Termination Without Cause or for Good Reason Within 24 Months Following a Change of Control ($)	Death ($)	Disability ($)
Cash Severance	296,147	—	—
Health and Welfare Benefit Plan Continuation	8,875	8,875	8,875
Value of Long-Term Incentives	—	264,884	264,884
Total Payments	305,022	273,759	273,759

(1)

The present value of the post-employment benefits for which Mr. Evans would have been eligible as of July 2, 2011 under the ARP and under the Deferred Compensation Plan is described on page 38 and page 39, respectively, of this Proxy Statement.

Mr. Smith(1)

Element	Termination Without Cause or for Good Reason Within 24 Months Following a Change of Control ($)	Death ($)	Disability ($)
Cash Severance	288,604	—	—
Health and Welfare Benefit Plan Continuation	8,875	8,875	8,875
Value of Long-Term Incentives	—	264,205	264,205
Total Payments	297,479	273,080	273,080

(1)	Mr. Smith is not a participant in the Company’s ARP or in the Deferred Compensation Plan.

Mr. Ackard(1)

Element	Termination Without Cause or for Good Reason Within 24 Months Following a Change of Control ($)	Death ($)	Disability ($)
Cash Severance	270,256	—	—
Health and Welfare Benefit Plan Continuation	8,875	8,875	8,875
Value of Long-Term Incentives	—	212,869	212,869
Total Payments	279,131	221,744	221,744

(1)

The present value of the post-employment benefits for which Mr. Ackard would have been eligible as of July 2, 2011 under the ARP is described on page 38 of this Proxy Statement. Mr. Ackard is not a participant in the Deferred Compensation Plan.

Ms. Kalucis(1)

Element	Termination Without Cause or for Good Reason Within 24 Months Following a Change of Control ($)	Death ($)	Disability ($)
Cash Severance	231,040	—	—
Health and Welfare Benefit Plan Continuation	8,875	8,875	8,875
Value of Long-Term Incentives	—	177,851	177,851
Total Payments	239,915	186,726	186,726

(1)	Ms. Kalucis is not a participant in the Company’s ARP or in the Deferred Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains four equity compensation plans (collectively, the “Plans”) under which common shares may be issued to eligible directors, officers and employees, each of which has been approved by the Company’s shareholders: (1) the R.G. Barry Corporation 1997 Incentive Stock Plan (as amended, the “1997 Plan”); (2) the R. G. Barry Corporation 2002 Stock Incentive Plan (the “2002 Plan”); (3) the R. G. Barry Corporation Employee Stock Purchase Plan (as amended, the “Stock Purchase Plan”); and (4) the 2005 LTIP. No new equity-based awards may be granted under the 1997 Plan or the 2002 Plan.

The 2005 LTIP authorizes the issuance of 1,000,000 of the Company’s common shares, plus (1) the number of common shares that were authorized to be the subject of awards under the 1997 Plan and the 2002 Plan but which had not yet been granted as of May 20, 2005, and (2) any common shares underlying awards granted under the 1997 Plan and the 2002 Plan, which are forfeited after May 20, 2005. In addition, no more than 500,000 common shares are available for the grant of incentive stock options under the 2005 LTIP. As of July 2, 2011, a total of 453,100 common shares were available for new awards under the 2005 LTIP.

The following table shows for the Plans, as a group, (1) the number of common shares issuable upon exercise of outstanding options and vesting of outstanding RSUs, (2) the weighted-average exercise price of outstanding options and (3) the number of common shares remaining available for future equity-based awards, in each case, as of July 2, 2011.

Plan category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected in Column(a))(3) (c)
Equity compensation plans approved by shareholders	455,451	$6.63	959,199
Equity compensation plans not approved by shareholders	—	—	—
Total	455,451	$6.63	959,199

(1)

Includes 15,200 common shares issuable upon exercise of options granted under the 1997 Plan; 13,750 common shares issuable upon exercise of options granted under the 2002 Plan; 106,616 common shares issuable upon exercise of options granted under the 2005 LTIP; and 319,885 common shares underlying RSUs granted under the 2005 LTIP. Any director awards previously vested and deferred as to receipt of the underlying common shares are included in the amount of issuable shares reported as underlying RSUs and CSUs. There were no options outstanding under the Stock Purchase Plan as of July 2, 2011.

(2)

Weighted-average exercise price is based on outstanding options at July 2, 2011 and does not include any effect of RSUs, which require no cash contribution upon vesting and subsequent issuance of Company common shares.

(3)	Includes 453,100 common shares remaining available for future issuance under the 2005 LTIP and 506,099 common shares remaining available for future issuance under the Stock Purchase Plan.

PROPOSAL 2 —

ADVISORY VOTE ON FREQUENCY OF THE FUTURE ADVISORY

VOTES ON EXECUTIVE COMPENSATION

(Item 2 on the Proxy)

In Proposal 3 below, the Company is asking shareholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. In this Proposal 2, the Company is asking shareholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and unanimously recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Given that the “Say on Pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures.

The Company understands that its shareholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the form of proxy: one year; two years; three years; or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO CONDUCT

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION “EVERY 1 YEAR.”

Required Vote

The non-binding vote on the frequency of future advisory votes on executive compensation requires the approval of the holders of a majority of the votes entitled to be cast by the holders of all then outstanding common shares, present in person or by proxy, and entitled to vote on the proposal. Under applicable NASDAQ Rules, broker non-votes will not be treated as entitled to vote on the proposal. The effect of an abstention is the same as a vote “AGAINST” the proposal.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 3 on Proxy)

We are asking shareholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described above in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this Proxy Statement beginning on page 21, the Compensation Committee has structured the Company’s executive compensation programs, primarily to achieve the following key objectives:

•	Align executive pay with the achievement of financial and operational objectives;

•	Create and sustain long-term shareholder value; and

•	Reflect the strong team-based culture of the Company.

The Company’s executive compensation programs have a number of features that we believe are designed to promote these objectives. The Company’s executive compensation programs seek to align pay for performance by providing a large portion of executive compensation via “at-risk” vehicles. For example, the Company’s President and Chief Executive Officer receives a significant portion of his annual compensation in the form of a performance-based incentive bonus opportunity and RSU grants. The RSU grants to date have a five-year, cliff-vesting feature, and are eligible for accelerated vesting if the Company meets annual performance objectives set by the Compensation Committee. All of other NEOs’ incentive bonus opportunities, provided in the form of short-term annual incentives, are also contingent upon Company financial performance against annual targets established by the Board. The other NEOs also have received RSU grants with a five-year, cliff-vesting feature, which are eligible for accelerated vesting only if the Company meets those annual performance objectives established by the Board. The Company fosters a team-based approach and an environment of cooperation by tying both annual cash incentive compensation and long-term equity compensation to the financial results of the Company as a whole. In fiscal 2011, the Company did not meet the threshold pre-incentive, pre-tax income amount for purposes of the 2011 Bonus Plan as set by the Board and as a result, no annual bonuses were paid.

In addition to the foregoing, in recent years, the Company has made changes to its executive compensation programs to conform to “best practices” and to make a larger portion of compensation dependent on performance. The Company has also implemented share ownership guidelines for all directors and executive officers. The Compensation Committee is evaluating the implementation of a new long-term incentive program intended to move from a cliff-vested RSU approach to a performance-based approach based on specific financial targets set by the Compensation Committee. It is anticipated this new program will be implemented for grants effective in fiscal 2012.

The Company has taken actions to realign our organization, strengthen our focus and competitiveness in the slipper footwear business and completed two major acquisitions, both of which significantly diversify the Company in accessory categories outside the slipper footwear segment. Both business acquisitions involved existing business activities with a consistent level of growth and profitability. The Company believes that its executive compensation programs provide incentives that have facilitated the Company’s long-term performance.

Shareholders are urged to read the “COMPENSATION DISCUSSION AND ANALYSIS” beginning on 21, which describes in more detail how the Company’s executive compensation policies and procedures achieve the Company’s compensation objectives, as well as the “Fiscal 2011 Summary Compensation Table” beginning on page 35 and related compensation tables and narrative, which provide detailed information on the compensation of the NEOs.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of R.G. Barry Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Fiscal 2011 Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “Say on Pay” vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation programs.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVECOMPENSATION.

Required Vote

The advisory resolution on executive compensation requires the approval of the holders of a majority of the votes entitled to be cast by the holders of all then outstanding common shares, present in person or by proxy, and entitled to vote on the proposal. Under applicable NASDAQ Rules, broker non-votes will not be treated as entitled to vote on the proposal. The effect of an abstention is the same as a vote “AGAINST” the proposal.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF

KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL 2012

(Item 4 on the Proxy)

The Audit Committee of the Company’s Board has appointed KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012, and recommends that the shareholders of the Company vote for the ratification of that appointment. KPMG audited the Company’s consolidated financial statements as of and for the fiscal years ended July 2, 2011 and July 3, 2010, and the effectiveness of the Company’s internal control over financial reporting as of July 2, 2011 and July 3, 2010. Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and to respond to appropriate questions.

The appointment of the Company’s independent registered public accounting firm is made annually by the Audit Committee. The Company has determined to submit the appointment of the independent registered public accounting firm to the shareholders for ratification because of such firm’s role in reviewing the quality and integrity of the Company’s consolidated financial statements and internal control over financial reporting. Before appointing KPMG, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope.

THE AUDIT COMMITTEE AND THE BOARD RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG.

Required Vote

The affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of all then outstanding common shares, present in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012. The effect of an abstention is the same as a vote “AGAINST” the proposal. Even if the appointment of KPMG is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of KPMG and to appoint another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of KPMG is not ratified, the Audit Committee will reconsider (but may decide to maintain) the appointment.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee for the Fiscal Year Ended July 2, 2011

In accordance with applicable SEC Rules, the Audit Committee has issued the following report:

Role of the Audit Committee.    The Audit Committee currently consists of five directors and operates under the charter adopted by the Company’s Board. Because the Company’s common shares are listed on NASDAQ, the Company is subject to the NASDAQ Rules regarding the independence of Audit Committee members. Each member of the Audit Committee qualifies as independent under both the applicable NASDAQ Rules and the applicable SEC Rules. In accordance with its charter, the purpose of the Audit Committee is to assist the Board with respect to its oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications and independence; and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. In addition, the Audit Committee must prepare an audit committee report in accordance with applicable SEC Rules to be included in the Company’s annual proxy statement.

Review and Discussion with Independent Registered Public Accounting Firm.    In fulfilling its oversight responsibility as to the audit process, the Audit Committee obtained from KPMG, the Company’s independent registered public accounting firm, the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee discussed with KPMG any relationships with or services to the Company or our subsidiaries that may impact the objectivity and independence of KPMG, and the Audit Committee has satisfied itself as to KPMG’s independence. In addition, the Audit Committee reviewed and discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended.

Review and Discussion with Management.    The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended July 2, 2011 with management and KPMG. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements and the reporting process, for the appropriateness of the accounting principles and reporting policies that are used by the Company, for the establishment and maintenance of effective systems of disclosure controls and procedures and internal control over financial reporting, and for the preparation of the annual report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of July 2, 2011. KPMG is responsible for auditing the Company’s annual consolidated financial statements included in the Company’s 2011 Form 10-K in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing its report thereon based on such audit and for issuing an audit report on the effectiveness of the Company’s internal control over financial reporting as of July 2, 2011.

Conclusion. Based on the Audit Committee’s discussions with management and KPMG as well as the Audit Committee’s review of the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s 2011 Form 10-K filed with the SEC on September 14, 2011. The Audit Committee has also appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012 and recommends that the shareholders ratify such appointment.

Submitted by the Audit Committee of the Board of Directors:

Nicholas DiPaolo, Chair	David Lauer	David Nichols
Janice Page	Harvey Weinberg

Pre-Approval Policies and Procedures

Under applicable SEC Rules, the Audit Committee is required to pre-approve the audit and permitted non-audit services performed by the Company’s independent registered public accounting firm. SEC Rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Consistent with applicable SEC Rules, the charter of the Audit Committee requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the Company’s independent registered public accounting firm to the Company or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and, if it does so, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting. During fiscal 2011, the Audit Committee did not delegate pre-approval authority with respect to audit or non-audit services to any member of the Audit Committee.

Fees of Independent Registered Public Accounting Firm

At the 2010 Annual Meeting of Shareholders held on November 4, 2010, the shareholders ratified the appointment of KPMG to serve as the independent registered public accounting firm of the Company for fiscal 2011. Fees billed for services rendered by KPMG for fiscal 2011 and fiscal 2010 were as follows:

Audit Fees.    The aggregate audit fees billed by KPMG for fiscal 2011 and fiscal 2010 were $607,690 and $308,300, respectively. These amounts include fees for professional services rendered by KPMG in connection with the audit of the Company’s annual consolidated financial statements, and the review of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. In addition, these fees for fiscal 2011 include the review of acquisition-related financial statements as well as the provision of audit support on required audited financial statements for an acquisition deemed significant under applicable SEC Rules. In connection with the Current Report on Form 8-K filed to report the acquisition of the business assets of baggallini, Inc., the Company was required to file audited financial statements of baggallini, Inc. for calendar years 2010 and 2009

Audit-Related Fees.    KPMG billed the Company $152,863 for audit-related services during fiscal 2011 for due diligence reviews in conjunction with acquisitions consummated by the Company during fiscal 2011. No audit-related fees were billed during fiscal 2010.

Tax Fees.    The aggregate fees for tax services rendered by KPMG for fiscal 2011 and fiscal 2010 were $84,495 and $104,125, respectively. The services rendered by KPMG included preparation of the Company’s U.S. federal and state corporate tax returns.

All Other Fees.    No fees, other than the audit fees, audit-related fees and the tax fees described above, were paid to KPMG during fiscal 2011 and fiscal 2010.

All of the services rendered by KPMG to the Company and our subsidiaries during fiscal 2011 and fiscal 2010 were pre-approved by the Audit Committee. There was no approval pursuant to delegated authority during fiscal 2011 or fiscal 2010.

TRANSACTIONS WITH RELATED PERSONS

Under an existing agreement, the Company is obligated for up to two years after the death of Gordon Zacks, the non-executive Chairman of the Board, to purchase, if the estate elects to sell, up to $4,000,000 of the Company’s common shares, at their fair market value. For a period of 24 months following the Chairman of the Board’s death, the Company has a right of first refusal to purchase any common shares owned by the Chairman of the Board at the time of his death if his estate elects to sell such common shares and has the right to purchase such common shares on the same terms and conditions as the estate proposes to sell such common shares to a third party.

The Company’s Code of Business Conduct & Ethics requires that in the case of any potential conflict of interest involving a transaction or proposed transaction between the Company and a third party with whom an “insider” (i.e., a director, officer or employee of the Company or a relative of any such person) is affiliated or in which the insider has an interest, the interest should be disclosed immediately by the insider to his or her management supervisor and local facilities management, in the case of an employee. The Chief Executive Officer and members of the Board must report any such circumstance to the Nominating and Governance Committee of the Board for review and approval. In addition, pursuant to its charter, the Audit Committee reviews all related person transactions that would be required to be disclosed in the Company’s annual proxy statement for potential conflicts of interest situations and, on an ongoing basis, approves such transactions, if appropriate. Any material related person transactions are included within the disclosures in the Notes to the Company’s Consolidated Financial Statements.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

To be eligible for inclusion in the Company’s proxy materials relating to the 2012 Annual Meeting of Shareholders, the Company must receive proposals of shareholders intended to be presented at the 2012 Annual Meeting no later than May 25, 2012. Timely received proposals may be included in the Company’s proxy materials for the 2012 Annual Meeting of Shareholders if they comply with applicable SEC Rules.

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a shareholder intends to present a proposal at the 2012 Annual Meeting of Shareholders and does not notify the Company of the proposal by August 8, 2012, the management proxies of the Company will be entitled to use their discretionary voting authority, to the extent permitted by applicable law, should the proposal then be raised, without any discussion of the matter in the Company’s proxy statement for the 2012 Annual Meeting.

In each case, written notice must be given to the Company’s Secretary, Roger Lautzenhiser, at the following address: R. G. Barry Corporation, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147.

Shareholders desiring to nominate candidates for election as directors at the 2012 Annual Meeting of Shareholders or to recommend candidates to the Nominating and Governance Committee of the Board must follow the procedures described above under the caption “Nominating Procedures.”

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports and proxy statements) to households. This method of delivery often referred to as “householding,” generally permits the Company to send one annual report and/or one proxy statement to any household at which two or more record shareholders reside if such shareholders have affirmatively consented to householding or have not opted out of the householding process after receiving appropriate notice that the Company has instituted householding. The householding process may also be used for the delivery of Notices of Internet Availability of Proxy Materials, when applicable. Each shareholder would continue to receive a separate notice of any meeting of shareholders and a separate proxy card. The householding procedure reduces the volume of duplicate information you receive and may reduce the Company’s expenses. Although the Company does not currently household its proxy materials, the Company may institute householding in the future and will notify record shareholders who will be affected by householding at that time.

Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts holding common shares of the Company, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our Annual Report 2011 furnished to shareholders or wish to revoke your decision to household and thereby receive multiple copies of our proxy materials. You should also contact the holder of record if you wish to institute householding.

Registered shareholders sharing an address may request delivery of a single copy of annual reports to shareholders, proxy statements and/or Notices of Internet Availability of Proxy Materials by contacting Mr. Roy Youst of the Company at R.G. Barry Corporation, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147, telephone number (614) 729-7275.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action at the 2011 Annual Meeting of Shareholders other than those matters discussed in this Proxy Statement. If any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted by applicable law.

It is important that your proxy card be completed and returned promptly. Shareholders who do not expect to attend the Annual Meeting in person are urged to fill in, date, sign and return the enclosed proxy card in the self-addressed envelope provided.

By Order of the Board of Directors,

Greg Tunney

President and Chief Executive Officer

September 22, 2011

R.G. BARRY CORPORATION

ATTN: JOSE G. IBARRA

13405 YARMOUTH ROAD N.W.

PICKERINGTON, OH 43147

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Saving Time, on November 2, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and Notices of Internet Availability of Proxy Materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Saving Time, on November 2, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M38256-P16468	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

R.G. BARRY CORPORATION The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐

Nominees:

To be elected for terms expiring in 2013:

01) David Lauer

02) David L. Nichols

03) Thomas Von Lehman

04) Gordon Zacks

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain

2. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain

3. Proposal to approve the advisory resolution on executive compensation.	☐	☐	☐

4. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must sign personally. All holders must sign. If shareholder is a corporation, partnership or other entity, an authorized person must sign in the entity’s full name.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M38257-P16468

R.G. BARRY CORPORATION

Annual Meeting of Shareholders

November 3, 2011 11:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) of R.G. Barry Corporation (the “Company”) identified herein hereby constitute(s) and appoint(s) Greg Alan Tunney and José G. Ibarra, and each of them, the lawful agents and proxies of the shareholder(s), with full power of substitution in each, to attend the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, November 3, 2011, at the Company’s executive offices located at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147, at 11:00 AM, Eastern Daylight Saving Time, and to vote all of the common shares which such shareholder(s) is/are entitled to vote at such Annual Meeting or at any adjournment thereof as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such common shares with discretionary authority on all other matters (none known at the time of solicitation of this proxy) that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner you direct. If no direction is made the proxies will vote “FOR” Proposal 4 and, except in case of broker non-votes, “FOR” the election of all the nominees identified on the reverse side, for every “1 YEAR” in Proposal 2 and “FOR” Proposal 3, and in accordance with the recommendations of the Board of Directors. All proxies previously given or exercised by the shareholder (s) identified herein are hereby revoked. The shareholder(s) identified herein acknowledge(s) receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the November 3, 2011 meeting and the Annual Report 2011 of the Company.

Address changes/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side